UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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DocuSign, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DOCUSIGN, INC.

221 Main Street, Suite 1550

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of DocuSign, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 3, 2022 at 9:00 a.m. Pacific Time at 221 Main Street, Suite 1550, San Francisco, California 94105 and online via live webcast for the following purposes:
1.	To elect the Board of Directors’ nominees, Teresa Briggs, Blake J. Irving, and Daniel D. Springer, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.
2.
To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2023.

3.	To conduct an advisory vote on our named executive officers’ compensation.
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 6, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 22, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.
We currently intend to hold our Annual Meeting both virtually and in-person (a “hybrid meeting”). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2022, where you will be able to listen to the meeting live, submit questions and vote online. However, we are sensitive to public health and travel concerns our stockholders may have and are continuing to monitor the measures that are being taken by public health officials in light of the COVID-19 pandemic. As a result, we may impose additional procedures or limitations on in-person meeting attendees (beyond those described in the Proxy Statement accompanying this Notice). We may also decide to hold the Annual Meeting solely by means of a virtual meeting. We plan to announce any such updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2022) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend.
By Order of the Board of Directors,

/s/ Daniel D. Springer
Daniel D. Springer
President & Chief Executive Officer

San Francisco, California
April 22, 2022

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person or online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person or online at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

DOCUSIGN, INC.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”) we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of DocuSign, Inc., a Delaware corporation (sometimes referred to as the “Company” or “DocuSign”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 22, 2022.
How do I attend the annual meeting?
The meeting will be held on Friday, June 3, 2022 at 221 Main Street, Suite 1550, San Francisco, California 94105 and online via simultaneous live webcast at 9:00 a.m. Pacific Time. Information on how to vote in person or online at the Annual Meeting is discussed below.
Will the annual meeting be held in person?
We currently intend to hold our Annual Meeting both virtually and in-person (a “hybrid meeting”). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2022, where you will be able to listen to the meeting live, submit questions and vote online. However, we are sensitive to public health and travel concerns our stockholders may have and are continuing to monitor the measures that are being taken by public health officials in light of the COVID-19 pandemic. As a result, we may impose additional procedures or limitations on in-person meeting attendees (beyond those described in the Proxy Statement accompanying this Notice). We may also decide to hold the Annual Meeting solely by means of a virtual meeting. We plan to announce any such updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2022) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting Website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend in-person.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 6, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 199,903,340 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 6, 2022, your shares were registered directly in your name with DocuSign’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person or online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in-person or online, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 6, 2022, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are three matters scheduled for a vote:
1.	Election of three Class I directors (Proposal 1);
2.
Ratification of the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board as independent registered public accounting firm of the Company for its fiscal year ending January 31, 2023 (Proposal 2); and

3.	Advisory vote on our named executive officers’ compensation (Proposal 3).
What are my voting choices on each matter? What are the Board’s recommendations?
Proposal Number	Proposal Description	Voting Choices	Board’s Recommendation
1.	Election of Directors	For(1) Withhold(1)	For(1)

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2023	For Against Abstain	For

3.	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	For

(1)	The voting choices and Board recommendation are with respect to each director nominee.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of Directors	Nominees receiving the most “For” votes will be elected; withheld votes will have no effect	Not applicable	No effect

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2023	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

3.	Approval, on an advisory basis, of our named executive officers’ compensation	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	No effect

(1)
This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable exchange rules to vote your shares on this proposal.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting even if you have already voted by proxy. In such case and if you vote at the meeting, your previously submitted proxy will be disregarded.
1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
2.
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials). If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

3.
To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions (have your Notice or proxy card in hand when you call). You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 2, 2022 to be counted.

4.
To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the company number and 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 2, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from DocuSign. Follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person or online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2022, the record date for the meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, and “For” the advisory vote on our named executive officers’ compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes have no effect on the outcome of matters voted. Abstentions have no effect on the outcome of matters voted (except for Proposals 2 and 3, for which an abstention counts as an ‘Against’ vote, as noted in the above).
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
Proposal 1, the election of our Class I directors, and Proposal 3, the advisory vote on our named executive officers’ compensation, are non-routine matters, so your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions. Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
DocuSign will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
1.	You may submit another properly completed proxy card with a later date.
2.	You may grant a subsequent proxy by telephone or through the Internet.
3.	You may send a timely written notice that you are revoking your proxy to DocuSign’s Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105.
4.	You may attend the Annual Meeting and vote. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2022, to our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to our Amended and Restated Bylaws (the “Bylaws”), if you wish to submit a proposal (including a director nomination) at the meeting that is to be included in next year’s proxy materials, you must do so no later than 5:00 p.m. Eastern Time on March 5, 2023 and no earlier than 5:00 p.m. Eastern Time on February 3, 2023; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 3, 2023, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Please refer to our Bylaws for more information and additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present in person or virtually at the meeting or represented by proxy. On the record date, there were 199,903,340 shares outstanding and entitled to vote. Thus, the holders of at least 99,951,671 shares must be present in person or virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy or virtually may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

FISCAL YEAR 2022 IN REVIEW
BUSINESS OVERVIEW
DocuSign offers the world’s leading electronic signature product, enabling an agreement to be signed electronically on a wide variety of devices, from virtually anywhere in the world, securely. This is the foundation of the DocuSign Agreement Cloud, which allows organizations to do business faster with less risk and lower costs, while providing better experiences for customers and employees.
The DocuSign Agreement Cloud is our cloud software platform that automates and connects the entire agreement process. It starts with DocuSign eSignature, the world’s #1 electronic signature product. The DocuSign Agreement Cloud also includes several other applications for automating pre- and post-signature processes—for example, automatically generating an agreement from data in other systems, supporting negotiation workflow, verifying identities, assisting remote online notary, collecting payment after signatures, and using artificial intelligence to analyze a collection of agreements for risks and opportunities. Finally, the DocuSign Agreement Cloud includes over 400 partner integrations with the world’s most popular businesses, so agreement processes can integrate with larger business processes and data where work happens.
As of January 31, 2022, the DocuSign Agreement Cloud has over 1.1 million customers and more than a billion users in over 180 countries.
FINANCIAL HIGHLIGHTS
In fiscal 2022, we delivered another strong year of financial performance and execution. Highlights include:
•	Total revenue was $2.1 billion, an increase of 45% year-over-year.
•	Billings were $2.4 billion, an increase of 37% year-over-year.
•	GAAP gross margin was 78% compared to 75% in fiscal 2021. Non-GAAP gross margin was 82% compared to 79% in fiscal 2021.
•	GAAP net loss per basic and diluted share was $0.36 on 197 million shares outstanding, compared to $1.31 on 186 million shares outstanding in fiscal 2021.
•	Non-GAAP net income per diluted share was $1.98 on 208 million shares outstanding, compared to $0.90 on 204 million shares outstanding in fiscal 2021.
•	Total customers increased to more than 1.1 million.
To supplement our consolidated financial statements, which are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including billings, non-GAAP gross margin, and non-GAAP net income per share. For a full reconciliation for each non-GAAP financial measure set forth above to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report for the fiscal year ended January 31, 2022 filed on March 25, 2022 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 10, 2022.

STOCKHOLDER ENGAGEMENT
DocuSign consistently engages with our stockholders as an important part of our corporate governance program. In addition to our Annual Meeting each year, we regularly provide stockholders with opportunities to deliver feedback on topics of interest to them, including our corporate governance, executive and director compensation, and environmental, social and governance (“ESG”) practices through a year-round stockholder engagement program. In addition, our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. Meetings can include participation by our Board Chair, Chief Executive Officer, Chief Financial Officer, or other business leaders, and are often focused on company performance, technology initiatives, and company strategy.
In fiscal 2022, our management team held over 400 meetings with current and prospective stockholders, including meetings with over 75% of our top 25 active stockholders. We also hosted a Virtual Analyst Day in April 2021 and participated in investor roadshows, analyst meetings, and investor conferences. We continue to communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. We believe it is important to engage with our stockholders and solicit their feedback for our management and Board for consideration in their decision-making.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)*
At DocuSign, our values are reflected in three pillars — trusted, loved, and responsible. In addition to our mission to simplify and accelerate the way organizations and individuals come to agreement, we are committed to building trust and making the world more agree-able for our employees, customers and the communities in which we live and work. We have several initiatives and strategies in place that reflect this commitment to our core values. We believe this commitment shapes our unique company culture and brings long-term value to our stockholders.
SUSTAINABILITY
Environmental sustainability has been an important part of the DocuSign story since its inception. At DocuSign, we endeavor to promote environmental sustainability throughout our business globally, including our operations, our sourcing practices, and our products. We are committed to being more agree-able towards the environment—from enabling customers to incorporate paperless processes through the use of our products (including our flagship product, DocuSign eSignature) to investing directly in organizations that are making a sustainable impact. We believe that managing the risks and opportunities associated with reducing our environmental footprint contributes to the long-term benefit of our company and our stockholders.
In 2019, we launched the DocuSign for Forests™ initiative to help protect and preserve the world’s forests. To date, we have committed over $2.5 million to organizations doing critical work to safeguard the world’s forests.
We are also committed to reducing our own impact on the environment. In March 2022, DocuSign announced that it signed onto the Science Based Targets Initiative’s (SBTi) Business Ambition for 1.5°C campaign, which has pursued setting 1.5 degree science-based emissions reduction targets in order to combat climate change. As part of this pledge, DocuSign is committing to halving its carbon emissions by 2030 and reaching science-based net-zero no later than 2050.
OUR COMMUNITIES
DocuSign is dedicated to corporate responsibility and putting our values into action. We believe that this engagement with our communities is an important aspect of our company culture and contributes to the long-term benefit of our company.
DocuSign Impact
With DocuSign IMPACT, we are committed to harnessing the power of DocuSign's people, products, and profits to make a difference in the global communities where our employees and customers live and work. In 2018, we committed to donating at least $30 million in cash or stock to the DocuSign IMPACT Foundation over the span of 10 years. Additionally, we match funds given by our employees to qualifying non-profits.
Our employees are encouraged to make an impact by volunteering with organizations and for causes they believe in, and we are proud to support that action by providing up to 24 hours of Volunteer Time Off (VTO) a year for these pursuits. Since the launch of the DocuSign IMPACT Foundation in 2015, DocuSign employees have logged over 40,000 hours of volunteer service on company time through our VTO program.
We also match our employee donations to qualifying non-profits through the DocuSign IMPACT Matching Gifts Program, which has made contributions to almost 2,000 different organizations around the world.
EMPOWERING OUR EMPLOYEES
At DocuSign, we believe in empowering employees so that they can do the work of their lives: we want everyone to be able to do challenging and meaningful work in an environment where each employee can be heard, exchange ideas openly, learn new skills and build lasting relationships. We are a global and inclusive organization with an increasingly international footprint, but we believe in the importance of creating a culture that aligns with our company values. We believe this commitment to our company culture allows us to attract and retain the best talent, which not only aligns with our strategic goals but also provides long-term value for our stockholders.
As of January 31, 2022, we had 7,461 employees, of which approximately 69% of our employees were based in the U.S. and the remainder in international locations.
*
Statements regarding the Company’s goals are aspirational and not guarantees or promises that they will be met. Content available at websites and in documents referenced are not incorporated herein and are not part of this proxy statement.

Supporting Employees in a Hybrid Work Environment
During the COVID-19 pandemic, we have transitioned to a hybrid work environment, and we have created new resources for our employees in order to assist with this transition. The health and safety of our employees is of utmost priority and we continue to monitor the well-being of our employees in our remote or hybrid work policies. We have also invested in several programs designed to promote employee well-being and ensure that our employees are as effective at home as they would be in our offices worldwide. These include additional wellness benefits, additional time-off opportunities, and special reimbursements designed to support our employees and their families.
Compensation and Benefits
Our compensation programs are designed to recruit, reward and retain talented individuals who possess the skills necessary to support our business, contribute to our strategic goals and create long-term value for our stockholders. We aim to provide employees with competitive compensation packages that include base salary, bonus or commission plan and equity awards tied to the value of our stock.
We also provide a range of health, savings, retirement, time-off and wellness benefits for our employees, which vary based on local regulations and norms. These benefits include: six months of paid parental leave in the U.S., wellness reimbursement programs and employee assistance programs.
Diversity, Inclusion and Belonging
We believe that having diverse teams working in an inclusive environment will help us achieve better business results — across product innovation, customer experience and employee success. To further this commitment to recruiting and retaining a diverse workforce, we announced the appointment of Iesha Berry as our first Chief Diversity and Engagement Officer in March 2022.
The key pillars to our diversity and inclusion strategy include:
•	Pipeline: We seek to increase the diversity of individual candidates applying to help us develop our products and our business.
•
Candidate Experience: We have developed specialized interview training in which employees learn how to implement bias interrupters and understand the importance of building diverse slates of candidates and interviewers.

•	Education: Through management training, speaker series and online learning, we are actively raising awareness, cultivating an inclusive culture and building practical skills for mitigating bias.
•
Community: DocuSign’s Employee Resource Groups provide employees a way to meet colleagues outside peer groups, participate in personal and professional learning and development and give back to the community through volunteering, donation drives, and awareness campaigns.

•	Transparency: We publish employee diversity information by gender and race/ethnicity on our website to promote accountability and underscore our commitment to diversity.
Recognition
We are honored to be recognized by organizations and media for our innovation and for our efforts to be a great place to work. During fiscal 2022, we were ranked among the Top 30 Best Places to Work (U.S. Large Company) on Glassdoor, and we have been listed as a Top 50 Best Places to Work (U.S. Large Companies) for the last 6 consecutive years.
DocuSign has also been recognized in Fast Company’s prestigious annual list of the World’s Most Innovative Companies for 2022. This list honors companies making a profound impact on their industries and culture as a whole.

GOVERNANCE
Corporate Governance
Governance is foundational to our ESG programs and we work actively with our Board on our ESG initiatives. Our Board oversees our ESG programs and assesses risk oversight over our initiatives. For further information, please see the later sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight.
We understand that part of our employee and customer success depends on our ability to manage our business ethically, transparently and responsibly. Our Code of Business Conduct and Ethics (our “Code of Conduct”) is publicly available and, in conjunction with other internal policies, describes the way we treat employees and key stakeholders and clearly communicates our values and expectations. Our Code of Conduct also describes our commitment to ethical business practices, including our human rights policy, our policies against human trafficking and modern slavery, and (in conjunction with our Global Anti-Corruption Policy) our adherence to global anti-corruption laws. Our Corporate Governance Guidelines, which details our corporate governance practices with respect to our Board and Committees, is reviewed periodically by our Nominating and Corporate Governance Committee and is also publicly available.
For more information about our corporate governance practices, please visit www.investor.docusign.com.
Commitment to Security and Trust
One of DocuSign’s core values is “Trusted.” Businesses around the globe leverage the DocuSign Agreement Cloud for some of their most sensitive and time-critical transactions, and we are committed to maintaining the secure, compliant, and available environment our customers have come to trust.
•
Cybersecurity. We have a dedicated global information security team comprised of trained cybersecurity professionals who work to protect DocuSign’s services, networks and other IT assets. We also invest in threat intelligence in order to enhance our proactive monitoring programs.

•
Privacy. We have a strong emphasis on privacy that is embedded as part of DocuSign’s culture. We take the protection and use of personal data seriously and have a commitment to being transparent on how we use data. We support that commitment with company-wide resources and training, including mandatory trainings on data privacy and cybersecurity. We also maintain binding corporate rules to support our privacy commitments to users and customers.

•
Compliance. DocuSign adheres to some of the most stringent U.S., EU, and global security standards. Our commitment to and significant ongoing investment toward protecting customer data extends to all of DocuSign’s operating environments.

To learn more about our security, privacy and system performance, please visit www.docusign.com/trust.

DIRECTORS AND CORPORATE GOVERNANCE
BOARD OVERVIEW AND HIGHLIGHTS
The following table sets forth information as of April 6, 2022 with respect to our directors who we expect to continue in office after the 2022 Annual Meeting, including the three nominees standing for election at this Annual Meeting:
Name	Age	Director Since	Independent	Audit Committee	Compensation Committee(1)	Nominating Committee(2)
Class I Directors - Nominees for Election at the Current Annual Meeting
Teresa Briggs	60	May 2020	Yes	C
Blake J. Irving	62	August 2018	Yes		C	✔
Daniel D. Springer*	58	January 2017	No
Class II Directors - Continuing in Office until the 2023 Annual Meeting
James Beer	60	August 2020	Yes	✔
Cain A. Hayes	52	December 2020	Yes		✔
Class III Directors - Continuing in Office until the 2024 Annual Meeting
Enrique Salem	56	August 2013	Yes	✔
Peter Solvik	63	March 2006	Yes		✔	C
Inhi Cho Suh	46	August 2018	Yes		✔	✔
Mary Agnes “Maggie” Wilderotter**	67	March 2018	Yes
Legend: * = President and CEO of DocuSign; ** = Board Chair; C = Chair
(1)	Formally named the Compensation and Leadership Development Committee (the “Compensation Committee”)
(2)	Formally named the Nominating and Corporate Governance Committee (the “Nominating Committee”)
DocuSign is governed by a Board consisting of a highly experienced group of directors with a diversity of skills and backgrounds. This diversity of skills enables the Board to provide guidance to the Company from a multi-faceted and nuanced perspective. Our Board considers many skills and qualifications that our nominees and directors can bring to the Company, including:

International Experience
Compensation/Talent Management
Technology Industry Background
Strategic Insight
Complex Business Management
Financial Expertise
Cybersecurity Oversight
Corporate Governance
Marketing Intelligence
Audit/Risk Management

BOARD DIVERSITY & TENURE
We believe that diverse teams can achieve better business results for all of our stakeholders. By focusing on building diverse, inclusive teams across every level and within each department, we hope to create an environment where everyone can contribute to our success. Our commitment to diversity is reflected in the composition of our Board, as shown below as of the date of this Proxy Statement filing.

Additionally, as a Nasdaq-listed company, we are required annually to publicly disclose certain demographic and gender statistics for our Board. Please see the Board Diversity Matrix below:
Board Diversity Matrix (As of March 31, 2022)
Board Size: 9
Part I: Gender	Male	Female	Non-Binary	Undisclosed
Number of Directors	6	3	—	—
Part II: Number of directors who identify in any of the categories below
African American or Black	1	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+		—
Undisclosed		—

BIOGRAPHIES
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class I Directors

Teresa Briggs has served on our Board since May 2020. From June 2013 to August 2019, Ms. Briggs served as Vice Chair & West Region Managing Partner of Deloitte LLP and from June 2011 to August 2019 as Managing Partner, San Francisco. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. Ms. Briggs currently serves on the boards of directors of ServiceNow, Inc., a provider of software-as-a-service for managing businesses’ digital workflows; Snowflake Inc., a cloud-based data management company; and Warby Parker Inc., an eyeglasses brand company. Ms. Briggs previously served on the boards of directors of VG Acquisition Corp., a special purpose acquisition company and Deloitte USA LLP. Ms. Briggs is a CPA and holds a B.S. in Accounting from the University of Arizona, Eller College of Management.

The Nominating Committee believes that Ms. Briggs possesses specific skills that qualify her to serve as a member of the Board, including her extensive finance and audit background and board governance experience.

Blake J. Irving has served on our Board since August 2018. From January 2013 to January 2018, Mr. Irving served as the Chief Executive Officer of GoDaddy, Inc., a domain registrar and web hosting company. Mr. Irving previously served as the Executive Vice President and the Chief Product Officer at Yahoo! Inc, a web services provider; as Professor in the M.B.A. program at Pepperdine University; and in various senior and management roles at Microsoft Corporation, a multinational technology company, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving currently serves on the boards of directors of Autodesk Inc., a software company, and ZipRecruiter, Inc. Mr. Irving previously served on the board of directors of GoDaddy Inc. Mr. Irving holds a B.A. in Fine Arts from San Diego State University and an M.B.A. from Pepperdine University.

The Nominating Committee believes that Mr. Irving possesses specific attributes that qualify him to serve as a member of the Board, including his significant public company leadership experience in the operations of large, complex companies

Daniel D. Springer has served as our Chief Executive Officer, President and member of the Board since January 2017. From May 2015 to January 2017, Mr. Springer served as an Operating Partner at Advent International Corp., a private equity investment firm. Prior to Advent International Corp., Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Prior to joining Responsys, Inc., Mr. Springer served as the Managing Director of Modem Media, Inc., a marketing strategy and services firm, the Chief Executive Officer of Telleo, Inc., an internet services company, and Chief Marketing Officer of NextCard, Inc., a consumer credit company. Mr. Springer currently serves on the boards of directors of UI Path, a software company, and the Boys and Girls Club of San Francisco. Mr. Springer previously served on the board of directors of YuMe Inc., a digital advertising company. Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.

The Nominating Committee believes that Mr. Springer possesses specific attributes that qualify him to serve as a member of the Board, including his service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Class II Directors

James Beer has served on our Board since August 2020. Since February 2018, Mr. Beer has served as Chief Financial Officer of Atlassian Corporation Plc, an enterprise software company. From September 2013 to December 2017, Mr. Beer served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Prior to McKesson Corporation, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation, now known as NortonLifeLock Inc., a cybersecurity company, where he managed the worldwide finance organization. Prior to his work at Symantec, Mr. Beer served as Chief Financial Officer of AMR Corp. and American Airlines Group Inc., AMR’s principal subsidiary. Mr. Beer currently serves on the board of directors of Alaska Air Group, parent company of Alaska Airlines. Mr. Beer previously served on the board of directors of Forescout Technologies, Inc., a network security software company. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University, and an M.B.A. from Harvard University.

The Nominating Committee believes that Mr. Beer possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in corporate finance and with public technology companies.

Cain A. Hayes has served on our board of directors since December 2020. Since July 2021, Mr. Hayes has served as chief executive officer of Point32Health, a leading health and well-being organization that includes Harvard Pilgrim Health Care and Tufts Health Plan. From November 2018 to June 2021, Mr. Hayes served as President and Chief Executive Officer of Gateway Health Plan, a leading managed care organization. From April 2017 to November 2018, Mr. Hayes served as President and Chief Operating Officer of the Health Business for Blue Cross and Blue Shield of Minnesota, a Minnesota health plan organization. From November 2010 to March 2017, Mr. Hayes held a variety of senior executive leadership roles at Aetna, a managed care company, including President of National Accounts. Prior to Aetna, Mr. Hayes held senior executive roles at Nationwide Insurance and Principal Financial Group. Mr. Hayes holds a B.S. in Business Administration from Drake University, and an M.B.A. from Webster University. In addition, he has earned the Certified Employee Benefit Specialist (CEBS) designation from The Wharton School, University of Pennsylvania.

The Nominating Committee believes that Mr. Hayes possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in managing and growing large complex organizations, and his experience in the financial services and healthcare industries, which are key market segments for DocuSign.

Class III Directors

Enrique Salem has served on our Board since August 2013. Since July 2014, Mr. Salem has been a Managing Director at Bain Capital Ventures, a venture capital firm. Prior to Bain Capital, Mr. Salem served as President, Chief Executive Officer, and Chief Operating Officer, at Symantec Corp., now known as NortonLifeLock Inc., a cybersecurity company. Mr. Salem currently serves on the boards of directors of FireEye, Inc., an enterprise cybersecurity company, and Atlassian Corporation Plc, an enterprise software company. Mr. Salem previously served on the boards of directors of ForeScout Technologies, Inc., a network security software company, and Symantec Corp, now known as NortonLifeLock Inc. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.

The Nominating Committee believes that Mr. Salem possesses specific attributes that qualify him to serve as a member of the Board, including his substantial board experience in addition to his cybersecurity, investment, management and senior leadership experience at technology companies.

Peter Solvik has served on our Board since 2006. Since 2011, Mr. Solvik has been a Managing Director at Jackson Square Ventures, a venture capital firm. Since 2002, Mr. Solvik has been a Managing Director at Sigma Partners, a venture capital firm. Previously, Mr. Solvik served as Chief Information Officer and Senior Vice President at Cisco Systems, Inc., an information technology and networking company. Mr. Solvik holds a B.S. in Business Administration from the University of Illinois at Urbana-Champaign College of Business.

The Nominating Committee believes that Mr. Solvik possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience investing in and serving in senior leadership positions at technology companies.

Inhi Cho Suh has served on our Board since August 2018. Since January 2021, Ms. Suh has served as the Head of Business Development for Strategic Partnerships at IBM. Ms. Suh previously served in various senior and management roles at IBM, including, General Manager of Watson Customer Engagement from January 2018 to January 2021; General Manager for IBM Collaboration Solutions from February 2016 to January 2018; Vice President, Strategy and Business Development; General Manager, Big Data; Vice President, Product Management and Strategy, Information Management Software; and as Vice President, Marketing for Information Management Software. Ms. Suh holds a B.S. in Biology, History and Women’s Studies from Duke University and a J.D. from North Carolina Central University School of Law.

The Nominating Committee believes that Ms. Suh possesses specific attributes that qualify her to serve as a member of the Board, including her technology and management expertise and her leadership experience in the operations of large, complex companies.

Mary Agnes “Maggie” Wilderotter has served on our Board since March 2018 and as Board Chair since January 2019. Since August 2016, Ms. Wilderotter has been Chairman and Chief Executive Officer of the Grand Reserve Inn, a luxury inn on Wilderotter Vineyards. Prior to Ms. Wilderotter’s role at Grand Reserve Inn, she served in various senior and management roles at Frontier Communications Corp., a telecommunications company, including as President and Chief Executive Officer. Ms. Wilderotter currently serves on the boards of directors of Costco Wholesale Corp., a wholesale retailer; Lyft, Inc., a ride-sharing service company; and Sana Biotechnologies, a biotechnology company. Ms.Wilderotter previously served on the boards of directors of Hewlett Packard Enterprise Co., a technology company; Frontier Communications Corp; Xerox Corp; DreamWorks Animation SKG Inc., an entertainment company; The Procter & Gamble Company, a consumer products company; Juno Therapeutics, Inc., a biopharmaceutical company; and Cadence Design Systems, an electronic design automation software and engineering services company. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross.

The Nominating Committee believes that Ms. Wilderotter possesses specific skills and attributes that qualify her to serve as a member of the Board and as our Board Chair, including her significant public company leadership experience as both a board member and an officer, as well as her broad-ranging corporate experiences, including senior leadership positions in the areas of marketing and technology.

DIRECTOR INDEPENDENCE
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq’s listing rules and requirements, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation and Leadership Development Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation and Leadership Development Committee member. Additionally, our Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mses. Briggs, Suh and Wilderotter and Messrs. Beer, Hayes, Irving, Salem and Solvik, representing eight of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and Nasdaq listing standards. The ninth, Mr. Springer, currently serves as our Chief Executive Officer. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described in the section entitled “Transactions with Related Persons.”
The Board has an independent Board Chair, Ms. Wilderotter, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole.
BOARD MEETINGS
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is our policy to encourage our directors and nominees for director to attend our annual meeting of stockholders. All of our continuing directors and nominees attended the 2021 Annual Meeting of Stockholders.
BOARD COMMITTEES AND RESPONSIBILITIES
Our Board has established an Audit Committee, a Compensation and Leadership Development Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating Committee”). From time to time, our Board may establish other committees to facilitate the management of our business. In 2020, the Board established an M&A and Investments Committee to facilitate the review and approval of certain acquisitions and investment opportunities, and to provide additional long-term oversight over the effectiveness of completed transactions. The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing standards. Copies of the charters of our Audit Committee, Compensation Committee and Nominating Committee are posted on our website at investor.docusign.com. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
For additional detail regarding the Board oversight of risk management and ESG specifically, please see the sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight.”
AUDIT COMMITTEE

Members: Teresa Briggs (Chair), James Beer, Enrique Salem
Meetings held in FY22: Five
Committee Report: Page 55
All Committee members are independent and each member is determined to be an “audit committee financial expert,” as defined in applicable SEC rules and “financially sophisticated” as defined in applicable NASDAQ rules.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements.
The principal duties and responsibilities of our audit committee include, among other things:
1.
helping our Board oversee the Company’s corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and the integrity of the Company’s financial statements;

2.
managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firm engaged as the Company’s independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services and for performing any non-audit services for which the Company may engage the auditor;

3.
reviewing any reports or disclosures required by applicable rules and regulations of the SEC and applicable Nasdaq rules, regulations and listing requirements, or such other stock exchange on which any of the Company’s capital stock is then listed;

4.	overseeing the organization and performance of the Company’s internal audit function;
5.	overseeing the Company’s risk assessment and risk management practices and policies;
6.	helping our Board oversee the Company’s legal and regulatory compliance;
7.	providing regular reports and information to the Board with respect to material issues within the scope of its responsibilities; and
8.	assisting with any additional duties and responsibilities that the Board mandates.
The Board has determined that each member of the Audit Committee is independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards), and qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these directors' levels of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for public reporting companies.

COMPENSATION COMMITTEE
Members: Blake Irving (Chair), Cain Hayes, Peter Solvik, Inhi Cho Suh Meetings held in FY22: Five Committee Report: Page 55 All Committee members are independent.
The primary purpose of the Compensation Committee of the Board is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
The principal duties and responsibilities of our Compensation Committee include, among other things:
1.
acting on behalf of the Board, pursuant to delegated authority, in order to oversee the Company’s compensation policies, plans and programs and review and determine the compensation to be paid to the Company’s executive officers and directors or recommend the same to the Board for approval;

2.
reviewing and discussing with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;

3.
preparing and reviewing the Compensation Committee report on executive compensation included in the Company’s annual proxy statement (and incorporated by reference in the Company’s Form 10-K) in accordance with applicable rules and regulations of the SEC in effect from time to time;

4.
reviewing the Company’s strategy and policies relating to human capital management, including leadership development and succession planning for the Company’s Chief Executive Officer and other members of senior management; and

5.	performing the other responsibilities set forth in its charter as in effect from time to time.
The Board has determined each member of the Compensation Committee is independent under Nasdaq listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
NOMINATING COMMITTEE
Members: Peter Solvik (Chair), Blake Irving, Inhi Cho Suh Meetings held in FY22: Five All Committee members are independent.
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending for selection by the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and reviewing and recommending any amendments to our Corporate Governance Guidelines.
The Nominating Committee’s responsibilities include, among other things:
1.	overseeing all aspects of the Company’s corporate governance functions on behalf of our Board;
2.	making recommendations to our Board regarding corporate governance issues;
3.	periodically reviewing and recommending, as appropriate, desired Board qualifications, expertise, diversity and experience, including experience in technology, finance, management, corporate governance or any other areas the Nominating Committee expects to contribute to an effective Board;
4.	identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board;
5.	serving as a focal point for communication between such candidates, non-committee directors and the Company’s management;
6.	reviewing and evaluating incumbent directors;
7.	recommending that the Board select nominees for election or appointment to the Board; and
8.	making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.
EVALUATION OF DIRECTOR NOMINEES
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically also considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o DocuSign, Inc., 221 Main Street, Suite 1550 San Francisco, California 94105, Attn: Corporate Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our Bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process, including strategic, financial, business, operational, cybersecurity, environmental, legal, regulatory and reputational risks and, more recently, risk exposures related to the COVID-19 pandemic, among others. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the independent Board Chair, majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Board as a whole, through the Audit Committee (with respect to financial risk exposures and other areas within its oversight), and through its other standing committees that address risks inherent in their respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is then the responsibility of the committee chairs to report findings regarding material risk exposures to the Board, as appropriate. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk and mitigations appropriate for the Company.
Committee	Areas of Focus
Audit Committee
• Considers and discusses any major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
• Oversees risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks.
• Monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Nominating & Corporate Governance Committee	• Oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning.
Compensation & Leadership Development Committee	• Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Cybersecurity Risk Oversight
Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security, and have defined procedures for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our Board, our Audit Committee, and management. Accordingly, our management team provides regular cybersecurity updates to our Board and regular updates on cyber risk management to the Audit Committee. We also maintain information security risk insurance coverage.

ESG Oversight
We are dedicated to making our business a positive force for our customers, employees, communities and environment. As a company whose products contribute to a more sustainable future by reducing paper and other waste, environmental and social responsibility is a tenet of our company culture as we believe it provides long-term value to our company and our stockholders. Accordingly, we have adopted several initiatives and strategies that reflect our core values and commitment to upholding our corporate responsibilities. Our Board has overall responsibility for overseeing ESG matters impacting our business, assisted by our Nominating Committee. Additionally, all of our Board committees also consider and address ESG matters affecting their areas of responsibility, and periodically report to the full Board with respect to (and may make recommendations regarding) those matters, as summarized below.
Audit Committee	Nominating Committee	Compensation Committee
Supporting ESG oversight role, focusing on: • ethical compliance • risk oversight relating to ESG initiatives and disclosure controls and procedures	Central ESG oversight role, focusing on: • social responsibility • environmental impact & sustainability • governance, director succession, Board refreshment & diversity	Supporting ESG oversight role, focusing on: • executive compensation • pay equity • diversity, equity & inclusion • human capital management • leadership development & executive succession
Full Board maintains overall responsibility for ESG oversight & risk oversight
For more information on our ESG-related programs and initiatives, see the section entitled “Environmental, Social and Governance (ESG)” or our investor relations website at investor.docusign.com under the heading “ESG.”

COMMUNICATIONS AND POLICIES
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board of Directors or the individual director, care of our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, CA 94105. The communication should indicate that it contains a stockholder or interested party communication. Our General Counsel or his or her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair. Abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
CODE OF BUSINESS CONDUCT AND ETHICS
We currently have a Code of Business Conduct and Ethics (“Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at investor.docusign.com. The Audit Committee is responsible for reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and regulations, including the Code of Conduct. We intend to disclose on our website at investor.docusign.com any amendments to the Code of Conduct, or any waivers of its requirements for directors and executive officers, as required by applicable law or Nasdaq listing standards. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.
CORPORATE GOVERNANCE GUIDELINES
Our Board has adopted Corporate Governance Guidelines in order to ensure that the Board can effectively review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are intended to align the interests of directors and management with those of the Company’s stockholders, and are reviewed regularly, including during fiscal 2022, to ensure continued alignment of interests and consistency with best market practices. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.docusign.com.

DIRECTOR COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The Compensation Committee, after considering the information, analysis and recommendations provided by Compensia, its independent compensation consultant, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2022 Compensation Peer Group”), evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board when appropriate. In May 2021, following such an evaluation and analysis, our Compensation Committee recommended to our Board, and our Board approved an amendment and restatement of our non-employee director compensation policy, increasing the annual compensation for non-employee directors.
For fiscal 2021 and 2022, annual compensation for non-employee directors consisted of:
Board Fees(1)	Fiscal Year 2021	Fiscal Year 2022
Cash Retainer	$33,500	$40,000
Annual Equity Awards for Continuing Directors(2):
Restricted Stock Units	Equal to $200,000 divided by the closing price of the Company’s common stock on the grant date	Equal to $225,000 divided by the closing price of the Company’s common stock on the grant date
Initial Equity Awards for New Directors(3):
Restricted Stock Units	Equal to $400,000 divided by the closing price of the Company’s common stock on the grant date	Equal to $450,000 divided by the closing price of the Company’s common stock on the grant date
Committees and Non-Employee Chair Fees
Board Chair(4)	$44,000	$90,000
Lead Independent Director(4)	$44,000	$90,000
Audit Committee Chair	$20,000	$25,000
Compensation Committee Chair	$13,500	$18,000
Nominating Committee Chair	$7,800	$10,000
Non-chair Audit Committee Member	$10,000	$12,500
Non-chair Compensation Committee Member	$6,600	$9,000
Non-chair Nominating Committee Member	$4,000	$5,000
(1)	All cash compensation to directors is paid in quarterly installments in arrears following each fiscal quarter, pro-rated for any partial service.
(2)
The annual restricted stock unit awards are granted annually on the date of our annual meeting of stockholders and generally vest in four equal quarterly installments, with the fourth installment vesting on the earlier of the next annual meeting or the one-year anniversary of the date of grant. All annual grants will vest in full upon a change in control transaction.

(3)
Each new non-employee director receives a restricted stock unit grant upon joining the Board. The restricted stock unit awards vest over three years in equal quarterly installments. All initial grants will vest in full upon a change in control transaction.

(4)	The fee is only paid to a non-employee Board Chair or Lead Independent Director, as applicable, and is in lieu of the base cash retainer fee of $40,000.

NON-EMPLOYEE DIRECTOR COMPENSATION - FISCAL 2022
The following table provides information regarding total compensation, in accordance with our non-employee director compensation policy, for our non-employee directors for their service in the fiscal year ended January 31, 2022.
Mr. Springer does not receive any compensation for his service as a director.
Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James Beer	47,340	224,806	272,146
Teresa Briggs	58,406	224,806	283,212
Cain A. Hayes	40,628	—	40,628
Blake J. Irving	54,760	224,806	279,566
Enrique Salem	47,340	224,806	272,146
Peter Solvik	52,636	224,806	277,442
Inhi Cho Suh	46,080	224,806	270,886
Mary Agnes Wilderotter	82,833	224,806	307,639
(1)
The amounts reflect the full grant date fair value for awards granted during fiscal 2022. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022, for the valuation assumptions and other related information. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

The following table provides information regarding the number of shares subject to outstanding RSUs held by each director as of January 31, 2022 and granted in accordance with our director compensation program described above.
Name	Outstanding RSU Awards	Shares subject to Outstanding Options
James Beer	1,642	—
Teresa Briggs	1,989	—
Cain A. Hayes	1,236	—
Blake J. Irving	558	—
Enrique Salem	558	12,500
Peter Solvik	558	—
Inhi Cho Suh	558	—
Mary Agnes Wilderotter	558	3,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers and current directors and executive officers as a group, the information in the table is as of March 15, 2022 and for other stockholders, the information is as of December 31, 2021 based on their filings with the SEC.
Except as set forth below, the address of each stockholder listed in the following table is DocuSign, Inc., 221 Main St., Suite 1550, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership for our directors and executive officers in the following table is based on 199,583,313 shares of our common stock outstanding as of March 15, 2022, plus, as applicable, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Vanguard Group Inc.(1) 100 Vanguard Boulevard, Malvern, PA 19355	14,391,194	7.21%
BlackRock, Inc.(2) 55 East 52nd Street, New York, New York 10055	11,558,144	5.79%
T. Rowe Price Associates Inc.(3) 100 East Pratt Street, Baltimore, Maryland 21202	10,555,002	5.29%
Directors and Named Executive Officers
James Beer(4)	7,308	*
Teresa Briggs	2,505	*
Cain A. Hayes	772	*
Blake J. Irving	11,951	*
Enrique Salem(5)	165,676	*
Peter Solvik(6)	242,100	*
Inhi Cho Suh	11,951	*
Mary Agnes Wilderotter(7)	29,956	*
Daniel D. Springer(8)	3,578,338	1.78%
Cynthia Gaylor(9)	17,436	*
Loren Alhadeff(10)	310,572	*
Scott Olrich(11)	752,661	*
Trâm T. Phi(12)	28,842	*
Current Directors and Executive Officers as a Group (13 Persons)(13)	5,160,068	2.55%
*	Represents beneficial ownership of less than one percent.
(1)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group. The Vanguard Group, Inc. reported that it has no sole voting power, sole dispositive power with respect to 13,966,550 shares of common stock, shared voting power of 187,245 shares of common stock and shared dispositive power of 424,644 shares of common stock.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc., on behalf of itself, BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc. reported that it has sole voting power with respect to 10,165,959 shares of common stock, sole dispositive power with respect to 11,588,144 shares of common stock, and no shared voting or shared dispositive power.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc., which reported that it has sole voting power with respect to 3,588,483 shares of common stock, sole dispositive power with respect to 10,555,002 shares of common stock, and no shared voting or shared dispositive power.

(4)	Includes 5,543 shares of common stock held indirectly by Mr. Beer in trust.
(5)	Includes options exercisable for 12,500 shares of common stock within 60 days of March 15, 2022.
(6)	Includes 232,272 shares of common stock held indirectly by Mr. Solvik in trust, in children’s trusts, in family partnership and by spouse.
(7)	Includes options exercisable for 3,000 shares of common stock within 60 days of March 15, 2022.
(8)
Includes (i) options exercisable for 1,799,686 shares of common stock within 60 days of March 15, 2022; (ii) 27,701 RSUs that vest within 60 days of March 15, 2022; and (iii) 139,825 shares of common stock held indirectly by Mr. Springer in trust.

(9)	Includes 1,200 RSUs that vest within 60 days of March 15, 2022.
(10)	Includes (i) options exercisable for 60,227 shares of common stock within 60 days of March 15, 2022; and (ii) 10,537 RSUs that vest within 60 days of March 15, 2022.
(11)
Includes (i) options exercisable for 475,000 shares of common stock within 60 days of March 15, 2022; (ii) 5,848 RSUs that vest within 60 days of March 15, 2022; and (iii) 41,150 shares of common stock held indirectly by Mr. Olrich in trust.

(12)	Includes (i) 5,181 RSUs that vest within 60 days of March 15, 2022; and (ii) 16,176 shares of common stock held indirectly by Ms. Phi in trust and by daughter and son.
(13)	Includes (i) options exercisable for 2,350,413 shares of common stock within 60 days of March 15, 2022; and (ii) 50,467 RSUs that vest within 60 days of March 15, 2022.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
This section (and the Summary Compensation Table and other tables following this section) describe the fiscal 2022 compensation of our named executive officers (“NEOs”). “Fiscal 2022” refers to our fiscal year ended January 31, 2022. There are no family relationships between any of our directors, nominees or executive officers.
During fiscal 2022, our named executive officers were:
Name	Age*	Position(s)
Daniel D. Springer	58	President and Chief Executive Officer
Cynthia Gaylor	48	Chief Financial Officer
Loren Alhadeff	42	Chief Revenue Officer
Scott V. Olrich	50	Chief Operating Officer
Trâm Phi	51	Senior Vice President and General Counsel
*	Ages as of January 31, 2022
NAMED EXECUTIVE OFFICER BIOGRAPHIES
For information regarding Mr. Springer, please refer to “Directors and Corporate Governance – Biographies.”
Cynthia Gaylor has served as our Chief Financial Officer since September 2020. From May 2016 until December 2019, Ms. Gaylor served as Senior Vice President and Chief Financial Officer of Pivotal Software, Inc., a multinational software and services company. Prior to Pivotal Software, Ms. Gaylor was an independent strategic advisor. Ms. Gaylor also previously served as the Head of Corporate Development and an Advisor at Twitter, Inc., a social networking platform. Prior to Twitter, Ms. Gaylor was a Managing Director at Morgan Stanley, a multinational investment bank and financial services company, serving in various positions in the technology investment banking group. Ms. Gaylor previously served on our Board and as our Audit Committee chair prior to her current position with us. Ms. Gaylor holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.
Scott V. Olrich has served as our Chief Operating Officer since December 2018 and previously served as our Chief Strategy and Marketing Officer from April 2017 to December 2018. Prior to DocuSign, Mr. Olrich served as Chairman at Heighten Software, Inc., a sales technology software company that was acquired by LinkedIn Corp. Prior to this, Mr. Olrich served in various management roles at Responsys, Inc., a marketing software company, including as President and as Chief Marketing and Sales Officer. Mr. Olrich holds a B.S. in Business Administration from San Diego State University.
Loren Alhadeff has served as our Chief Revenue Officer since February 2019. Mr. Alhadeff joined us as Director of Sales in July 2008. From January 2012 until January 2019, Mr. Alhadeff served in various roles at the Company, including Vice President – Commercial Sales, Senior Vice President – Global Commercial Sales and most recently, Senior Vice President, North American Sales. Mr. Alhadeff holds a B.A. degree in Religious Studies and a Minor in Psychology from Occidental College.

On March 7, 2022, Mr. Alhadeff notified us of his intention to resign. The effective date of Mr. Alhadeff’s resignation has not been finalized but is expected to occur before the end of the current fiscal year, in connection with the transition of Mr. Alhadeff’s responsibilities to a new global leader of our sales and customer success functions.
Trâm T. Phi has served as our Senior Vice President, General Counsel and Secretary since June 2019. From August 2018 until April 2019, Ms. Phi served as Chief Legal Officer and Chief of Staff at Imperva, Inc., a provider of cyber security software and services, and, from August 2011 until August 2018, as General Counsel of Imperva. Prior to Imperva, Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions; as General Counsel of HP Software, Security; and in various executive positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law.
FISCAL 2022 EXECUTIVE COMPENSATION PROGRAMS SUMMARY
The Compensation and Leadership Development Committee of our Board (referred to in this Executive Compensation Discussion and Analysis as the “Committee”) believes that executive compensation should be strongly linked to performance and the creation of long-term value for our stockholders. To incentivize long-term value creation and strong financial performance, our cash incentive and equity compensation plans for fiscal 2022 incorporated performance metrics that aligned with the key drivers of success and the health of our business. We used the following performance metrics for our NEOs’ performance-based compensation during fiscal 2022:
For Our CEO and All NEOs Other than Our Chief Revenue Officer		For Our Chief Revenue Officer
•	Net New Monthly Recurring Revenue (NNMRR)	•	Net New Monthly Recurring Revenue (NNMRR)
•	Adjusted Operating Income	•	Adjusted Operating Income
•	Revenue	•	Relative TSR
•	Relative TSR
See the section entitled “Compensation Elements—Performance Metrics and Targets” below for definitions and more information about these performance metrics.

Based on our operational and financial performance, and in light of the analysis from our independent compensation consultant and other factors described in this Proxy Statement, the Committee made the following compensation decisions for fiscal 2022:
Pay Element	Fiscal 2022 Compensation
Base Salary	•	Maintained CEO base salary at same level as in fiscal 2021
	•	Adjusted base salary of other NEOs, taking into account market data and executive performance

Semi-Annual Cash Incentive & Sales Commission Plans	•	Target Bonuses: Maintained target bonus percentages at the same level as in fiscal 2021 for our NEOs except for Ms. Phi, for whom we adjusted taking into account market data and executive performance
•
Performance Goals and Achievement: The payout for our CEO and other NEOs in our Company Incentive Plan was 112.6% of target for the first half and 63.5% for the second half of fiscal 2022. The payout for our Chief Revenue Officer’s Sales Commission Plan was 93.4% of target for the first half and 32.3% of target for the second half of fiscal 2022.

See the sections entitled “Cash Incentives” and “Sales Commission Plan for Mr. Alhadeff”.

Long-Term Equity Awards	Granted long-term equity awards in the form of:
	•	Restricted stock units: Generally vesting over four years based on continued employment
•
Performance-based restricted stock units: PSUs based on our relative total stockholder return (TSR) measured against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment

See the section entitled “Long-Term Equity Incentives”.
COMPENSATION PHILOSOPHY AND OBJECTIVES
Our executive compensation philosophy and objective is to establish a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our objectives, expand our business, assist in the achievement of our strategic, operational and financial goals, and create long-term value for our stockholders. In particular, our executive compensation program is designed to:
•	Recruit, reward and retain highly qualified executive officers who have the skills and leadership necessary to grow our business;
•	Align the long-term interests of stockholders and executive officers;
•	Ensure a significant portion of executive compensation is performance-based;
•	Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging their continued service with us; and
•	Provide compensation packages that are competitive and reasonable relative to peers, the overall market and individual performance.

COMPENSATION PRACTICES
Consistent with this philosophy and to meet these objectives, we maintain the following compensation practices and policies:
What We Do	What We Don’t
Maintain a Compensation and Leadership Development Committee consisting entirely of independent members	Permit any of our employees or directors to engage in short sales, hedging, pledging or transactions in derivatives of our securities

Use an independent compensation consultant, retained directly by the Compensation and Leadership Development Committee	Offer fixed term (vs. “at-will”) employment for our NEOs

Maintain stock ownership guidelines for our NEOs and non-employee directors	Provide our NEOs any deferred compensation or access to special retirement or pension plans that are not generally available to all our employees

Align NEO compensation with stockholder interests using equity compensation, a portion of which is performance-based	Provide tax reimbursements or gross-ups on executive change-in-control payments

Use a representative peer group of comparable software and services companies, as well as relevant compensation survey data, when setting executive compensation	Offer special health benefits; NEOs are eligible for the same health benefits as other employees

Set a reasonable limit on compensation granted or paid to a non-employee director in any fiscal year	No “single trigger” vesting acceleration for NEOs for future grants

Annually assess the risks of our compensation programs companywide	Provide significant perquisites to NEOs
At the 2020 Annual Meeting of Stockholders, our stockholders voted to advise the Company to conduct votes on executive compensation on an annual basis. Accordingly, we intend to conduct an advisory vote on executive compensation annually until the next stockholder vote regarding the frequency of future advisory votes on executive compensation.
This year’s advisory vote on executive compensation is our second year conducting such a vote. During the 2021 Annual Meeting of Stockholders, our stockholders expressed support for our executive compensation program, with over 91% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our fiscal 2022 executive compensation program, including the form and amount of compensation to our named executive officers, the Compensation Committee considered feedback from stockholders in addition to various other factors as described below under “Compensation Setting Process”.
The Committee reviewed the results of the Say-on-Pay vote and concluded, based on the results of such vote and the stockholders’ endorsement of our compensation program, that our executive compensation program was operating as anticipated. Consequently, the Committee did not make any significant changes to our executive compensation program. The Committee will continue to consider stockholder feedback and the results of the Company’s Say-on-Pay votes when making future compensation decisions for our executives.

COMPENSATION-SETTING PROCESS
The Role of Our Compensation and Leadership Development Committee
The Committee has primary responsibility for setting the compensation of our NEOs. This includes determining each element of NEO compensation and the dollar amounts or target amounts for those elements, as well as selecting the metrics and approving the related target, threshold and maximum levels for performance-based compensation and determining the level of actual achievement of the metrics. The Committee is also responsible for determining our peer group of companies for purposes of comparing market levels of compensation. Maggie Wilderotter, our Board Chair, also regularly attends the meetings and provides recommendations and advice to the Committee.
The Role of Our Management Team
In making its decisions, the Committee also relies on input from our management, including Mr. Springer. Members of our management team provide the Committee with perspectives and advice on selecting performance metrics and related target levels and on the composition of our compensation peer group. Mr. Springer also provides the Committee with compensation recommendations based on the individual performance of each NEO and on market levels of compensation for each NEO given his or her functional role and scope of authority. No member of management, including Mr. Springer, participates in discussions of his or her own performance or compensation.
The Role of Our Independent Compensation Consultant
Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The Committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the Committee. For fiscal 2022, the Committee engaged Compensia as its independent compensation consultant. During fiscal 2022, Compensia was retained to:
•	Advise the Committee on a competitive compensation framework relevant to a public company at our stage of development;
•	Advise the Committee on the composition of our compensation peer group;
•	Provide market analyses of the compensation of our directors and executive officers, including our NEOs;
•	Provide input on the design of our annual cash incentive plan and PSU program;
•	Provide market analyses and advise the Committee on executive severance and change in control provisions;
•	Advise the Committee on public disclosures relating to our executive compensation program; and
•	Assist the Committee in assessing the risks under our compensation programs.
Compensia representatives attended Committee meetings and periodically met with members of our management team in the course of carrying out its work. The Committee has evaluated Compensia’s independence pursuant to Nasdaq listing standards and the relevant SEC rules and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Fiscal 2022 Compensation Peer Group
In setting NEO compensation for fiscal 2022, the Committee reviewed compensation data from a group of public companies which we believe are comparable in size and industry to us. This peer group consisted of publicly traded software and services companies generally headquartered in the U.S. that had revenues between 0.5x and 2.0x of DocuSign’s and/or had a market capitalization between 0.33x and 3.0x of DocuSign’s. In addition, the Committee focused on companies with strong year-over-year revenue growth (generally 20% or more) and a high market-capitalization-to-revenue multiple (generally 10x or more).
In November 2020, the Committee reviewed the compensation peer group that would be used for fiscal 2022 compensation decision making. In assessing each of the companies against the selection criteria, the Committee elected to exclude Guidewire Software, New Relic, Nutanix and Proofpoint as they fell below the market capitalization criteria; and Zillow Group based on a shift in their business model. The Committee then elected to add

Autodesk, ServiceNow, Shopify, Snowflake and Workday to the compensation peer group as they were a better fit based on the criteria described above. As a result, the Committee approved the following compensation peer group that was used for reference in making compensation decisions during fiscal 2022:
Fiscal 2022 Peer Group
Autodesk	Okta	Slack Technologies	Veeva Systems
CoStar Group	Paycom Software	Snowflake	Workday
CrowdStrike Holdings	RingCentral	Splunk	Zendesk
Dropbox	ServiceNow	The Trade Desk	Zoom Video Communications
HubSpot	Shopify	Twilio	—
The Committee also refers to executive compensation surveys from Radford, an Aon Hewitt company, as needed, covering software companies in the San Francisco Bay Area. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of and overall compensation, but the Committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
In setting the elements of compensation for our NEOs, the Committee reviewed the base salary, annual cash incentives, total target cash compensation, long-term incentives and total direct compensation of our NEOs compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. Compensia provided compensation data at the 25th, 50th, 60th and 75th percentiles for our compensation peer group, and the Committee used this information as a reference when making compensation decisions for our NEOs.
The Committee did not set NEO compensation levels based solely on comparison percentiles from the comparable companies’ data. Instead, the Committee used these percentiles to evaluate the overall competitive marketplace for key talent, and relied on its own judgment in setting NEO compensation amounts after taking into consideration other relevant factors, including the scope, responsibility and skills required of each NEO’s position, each of our NEOs’ contributions and past performance, achievement of short- and long-term objectives, prevailing market conditions, the competitive market (based on an analysis of compensation peer group and survey data), and internal pay parity.

COMPENSATION ELEMENTS
Principal Elements of Compensation; Fiscal 2022 Pay Mix
Consistent with our compensation objectives and our pay-for-performance philosophy described above, we compensate our NEOs in the form of base salaries, semi-annual cash incentives, and long-term equity incentives consisting of time-based restricted stock unit awards (“RSUs”) and performance-based RSU awards (“PSUs”).
The following table describes the principal elements of our executive compensation program for fiscal 2022:
	Pay Element	Metrics	Rationale
Base Salary	Cash	N/A	Provides a fixed and stable level of income for performance of day-to-day responsibilities

Semi-Annual Cash Incentive & Sales Commission Plans	Performance-Based Cash Incentive	NEOs (excluding Chief Revenue Officer): Revenue, NNMRR & Adjusted Operating Income Chief Revenue Officer: NNMRR & Adjusted Operating Income	Motivates achievement of key semi-annual and annual financial and operational goals

	Time-Based RSUs	Stock Price Performance	Establishes direct alignment of NEOs’ and stockholders’ interests by rewarding creation of long-term stockholder value

Long-Term Equity Awards	Performance-Based RSUs (PSUs)	Stock Price Relative to Nasdaq Composite Index over three-year performance period	Promotes long-term retention through multi-year vesting schedule (for RSUs) and multi-year performance period (for PSUs)

For fiscal 2022: (i) 98% of our CEO’s target total direct compensation was performance-based or variable and 97% of such compensation consisted of long-term equity awards; and (ii) 93% of our other NEOs’ target total direct compensation was performance-based or variable and 90% of such compensation consisted of long-term equity awards.

Base Salary
Our base salary approach allows us to attract and retain our NEOs with predictable, fixed annual cash compensation. The Committee sets base salaries for our NEOs after considering the scope, responsibility and skills required of each NEO’s position, the competitive market (based on an analysis of compensation peer group and compensation survey data), past performance, and internal pay parity.

The Committee determined our NEOs’ base salaries for fiscal 2022 after considering these factors and the recommendations of Mr. Springer (other than with respect to his own base salary). In particular, the Committee noted that the base salaries of our NEOs, including Mr. Springer, were below our compensation peer group median. Based on this consideration, the Committee increased the salaries for our NEOs as noted below in order to attain greater alignment with market levels. While Mr. Springer’s base salary was below market median, the Committee elected to not increase Mr. Springer’s base salary for fiscal 2022 and instead continued to weight a larger percentage of his total annual compensation in the form of equity compensation, resulting in an additional amount of his compensation being tied to our performance and aligned with stockholders’ interests.
In May 2021, the Committee approved the following annual base salary adjustments for our NEOs, effective May 1, 2021:
Executive	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Percentage Change
Daniel D. Springer	$350,000	$350,000	—
Cynthia Gaylor	$460,000	$483,333	5%
Loren Alhadeff	$350,000	$365,000	4%
Scott V. Olrich	$400,000	$433,333	8%
Trâm Phi	$364,286	$390,000	7%
Cash Incentives
In addition to base salary, we provide our NEOs (other than Mr. Alhadeff, our Chief Revenue Officer, whose Sales Commission Plan is described below) the opportunity to earn cash bonuses under our Company Incentive Plan (“CIP”). The Committee believes that a significant proportion of each NEO’s total compensation should be at-risk and based on performance, including short-term performance objectives which we incentivize with the CIP. In furtherance of that goal, the Committee seeks to set CIP goals that contain rigorous performance hurdles that must be met before target awards under the CIP can be earned. The CIP is designed to reward our NEOs based on performance during both the first half and the full fiscal year, with 40% of each NEO’s target bonus eligible to be paid after the second fiscal quarter and 60% of the target bonus eligible to be paid after the end of the fiscal year. In each case, our NEOs’ performance against our financial and operational goals is measured against the goals set at the beginning of the fiscal year.
Semi-Annual Payments Under the CIP are Calculated Based on the Following Formula:

Fiscal Year 2022 Company Incentive Plan Opportunities
Executive officers who participate in the CIP have an established incentive target, which is equal to a percentage of his or her base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding determined by our performance. An NEO’s payout could range from 0% to 142.5% of target.

The Committee determined the fiscal 2022 incentive targets after considering competitive market data from our compensation peer group, with the assistance of its compensation consultant, and the recommendations of Mr. Springer (other than with respect to himself). We maintained all target awards as a percentage of base salary at the same levels as in fiscal 2021, except for Ms. Phi for whom we made an adjustment after the Committee considered Ms. Phi’s performance and reviewed market data relating to her compensation and found an increase to be appropriate in light of these factors.
Executive	Fiscal 2021 Target Annual Incentive (% of base salary)	Fiscal 2022 Target Annual Incentive (% of base salary)
Daniel D. Springer	100%	100%
Cynthia Gaylor	50%	50%
Scott V. Olrich	50%	50%
Trâm Phi	40%	50%
Performance Metrics and Targets
For fiscal 2022, the Committee selected the following performance metrics for the CIP in order to align the target bonus opportunities for our NEOs (other than Mr. Alhadeff) with the key drivers of our financial and operational success.
Performance Metric	Definition	Why Used
Revenue	Revenue as reported in our audited financial statements	Primary external indicator of growth

Net New Monthly Recurring Revenue (NNMRR)	Monthly recurring revenue (MRR) from new customers, volume expansions and sales of additional products and services to existing customers, net of MRR losses	Primary internal indicator of future subscription revenue growth

Adjusted Operating Income
GAAP income from operations, then excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, acquisition-related expenses and, as applicable, other special items.
Measure of operating profitability excluding impacts from financing, capital expenditures and stock-based compensation
Our actual performance in fiscal 2022 relative to the target levels established for each of the performance metrics resulted in the following weighted funding percentages under the fiscal 2022 CIP:
	First Half Fiscal 2022				Full Year Fiscal 2022
	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)
Revenue	10%	$980.9M	$934.8M	112.6%	15%	$2,107.2M	$2,058.8M	63.5%
NNMRR[2]	20%	—	—		30%	—	—
Adjusted Operating Income[3]	10%	$193.5M	$117.7M		15%	$421.5M	$309.2M
(1)
If the threshold level of achievement for any of the metrics was not achieved, that portion of the CIP did not fund. Achievement above the threshold resulted in funding on a linear basis up to a maximum funding percentage, which ranged from 130% to 150% for each metric. Our first half and full year actual achievement excludes results from the Clause.io acquisition. The exclusion of the financial performance of the acquired company was based on the size and the timing of the acquisition.

(2)
We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR in fiscal 2022 represented a significant increase from fiscal 2021.

(3)
For this purpose, “Adjusted Operating Income” meant GAAP income from operations, then excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, acquisition-related expenses and, as applicable, other special items.

Fiscal 2022 Cash Incentive Payments
These funding percentages resulted in the following payments under the CIP:
First Half Fiscal 2022	Base Salary	Incentive Target	Weighting	Company Performance	First Half Payout
Daniel D. Springer	$350,000	100%	40%	112.6%	$157,640
Cynthia Gaylor	$483,333	50%	40%	112.6%	$108,847
Scott V. Olrich	$433,333	50%	40%	112.6%	$97,587
Trâm Phi	$390,000	50%	40%	112.6%	$87,828
Second Half and Full Fiscal 2022	Base Salary	Incentive Target	Weighting	Company Performance	Second Half Payout	Full Year Payout
Daniel D. Springer	$350,000	100%	60%	63.5%	$133,350	$290,990	83.1%
Cynthia Gaylor	$483,333	50%	60%	63.5%	$92,075	$200,922	83.1%
Scott V. Olrich	$433,333	50%	60%	63.5%	$82,550	$180,137	83.1%
Trâm Phi	$390,000	50%	60%	63.5%	$74,295	$162,123	83.1%
Sales Commission Plan for Mr. Alhadeff
As Mr. Alhadeff’s responsibilities are focused on sales, the Committee determined that it would be more appropriate for him to participate in a Sales Commission Plan with terms that are aligned with the results achieved by our global sales team. As a result, Mr. Alhadeff did not participate in the fiscal 2022 CIP.
At the beginning of fiscal 2022, the Committee determined Mr. Alhadeff’s fiscal 2022 commission opportunity under the Sales Commission Plan after considering competitive market data from our compensation peer group and the recommendations of Mr. Springer. The Committee set a commission opportunity for Mr. Alhadeff equal to 100% of his annual base salary, which was consistent with his opportunity for the prior fiscal year. The Sales Commission Plan is designed to reward Mr. Alhadeff based on performance in each quarter (as described in greater detail below) during the first half and through the full fiscal year, with 48% of Mr. Alhadeff’s commission opportunity eligible to be paid during the first half and 52% eligible to be paid through the end of the fiscal year. Mr. Alhadeff’s annual payout could range from 0% to 168% of target. The Committee carefully determines the performance criteria for Mr. Alhadeff each year and analyzes our Sales Commission Plan to appropriately incentivize performance.
Performance Metrics and Targets
For fiscal 2022, for Mr. Alhadeff’s Sales Commission Plan, the Committee utilized the Net New Monthly Recurring Revenue (NNMRR) and Adjusted Operating Income performance metrics previously outlined for the other NEOs. Since Mr. Alhadeff leads a sales organization, the Committee considered it appropriate to more directly align his compensation with the incentives (particularly NNMRR) that apply to many sales professionals.
Our performance in fiscal 2022 resulted in the following achievement percentages under Mr. Alhadeff’s Sales Commission Plan:
		Weighting	Actual(1)(2)	Target(1)(2)	Overall Funding (as a % of target
First Half Fiscal 2022	Q1 NNMRR	20%	—	—	93.4%
	Q2 NNMRR	20%	—	—
	Adjusted Operating Income	8%	$193.5M	$117.7M
Second Half Fiscal 2022	Q3 NNMRR	20%	—	—	32.3%
	Q4 NNMRR	20%	—	—
	Adjusted Operating Income	12%	$421.5M	$309.2M
(1)
We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR in fiscal 2022 represented a significant increase from fiscal 2021.

(2)
Our first half and second half actuals exclude results from the Clause.io acquisition. The exclusion of the financial performance of the acquired company was based on the size and the timing of the acquisition.

These funding percentages resulted in the following payments under Mr. Alhadeff’s Sales Commission Plan for fiscal 2022:
	Base Salary	Incentive Target	Weighting	Company Performance	Payout
First Half Fiscal 2022	$365,000	100%	48%	93.4%	$160,813
Second Half Fiscal 2022	$365,000	100%	52%	32.3%	$61,320
Executive Cash Incentive Programs: Looking Ahead
Beginning in fiscal 2023, DocuSign will incorporate an environmental, social and governance (ESG) modifier into our annual cash incentive program for our NEOs. With this change we aim to further motivate our executive leadership to meet high standards in advancing our values and our ESG priorities as a company, in addition to delivering strong operational and financial results. The financial performance measures under the CIP (or the Sales Commission Plan, in Mr. Alhadeff’s case) will not change for fiscal 2023. The Committee will, however, use the ESG modifier to increase or decrease our NEOs’ bonus payouts based on the Company’s performance with respect to its environmental and diversity and inclusion priorities during fiscal 2023.
Long-Term Equity Incentives
The long-term equity incentive element of our NEOs’ compensation generally consists of:
•	Restricted Stock Units (“RSUs”), which generally vest over a four-year period subject to the recipient’s continued employment with us; and
•
Performance-Based Restricted Stock Units (“PSUs”), which generally are earned based on the achievement of one or more pre-established business or financial performance metrics, as described below, and subject to the recipient’s continued employment with us through the performance period.

The Committee believes both RSUs and PSUs align the total compensation of our NEOs with stockholder value creation and motivate and reward our NEOs for effectively executing longer-term strategic, financial and operational objectives. The Committee believes that a mix of PSUs (which directly link our NEOs’ target total direct compensation to the performance of our stock price) and RSUs (which offer more predictable value over time) effectively align our NEOs’ compensation with the long-term interests of our stockholders while addressing our retention objectives.

FISCAL 2022 EQUITY AWARDS
In June 2021, the Committee determined to award a mix of PSUs and RSUs to our NEOs for fiscal 2022 as follows:

The Committee determined that a mix of 50% RSUs and 50% PSUs for our CEO appropriately reflected our CEO’s overall responsibility for business execution and achievement of long-term relative share price growth. For our other NEOs, the Committee determined that a mix of 75% RSUs and 25% PSUs reflected an appropriate balance between our goals of stockholder alignment, business execution, long-term share price growth and NEO retention.
Beginning in fiscal 2023, after consultation with its independent compensation consultant, Compensia, the Committee intends to also adopt a mix of 50% RSUs and 50% PSUs for our other NEOs, in order to further align incentives among the Company’s senior management team and align a greater amount of our NEO compensation to the achievement of long-term performance objectives. For our other NEOs, however, they will have the opportunity to receive annual incremental payouts on their PSU values (based on award tracking which can vest up to the plan target annually), with any earnings above 100% of target captured in the final three-year period.
In arriving at the target equity values to award to our NEOs for fiscal 2022, the Committee considered our performance in fiscal 2021, competitive market data for each NEO’s position, the value of each NEO’s unvested equity holdings, individual performance, and the recommendations of our CEO (other than with respect to himself).
After reviewing these factors, the Committee approved the following equity awards for our NEOs for fiscal 2022:
	Target RSU Award(1)	Target PSU Award(1)	Total Target Equity Compensation[1]
Daniel D. Springer	$7,500,000	$7,500,000	$15,000,000
Cynthia Gaylor	$4,125,000	$1,375,000	$5,500,000
Loren Alhadeff	$3,000,000	$1,000,000	$4,000,000
Scott V. Olrich	$4,500,000	$1,500,000	$6,000,000
Trâm Phi	$2,625,000	$875,000	$3,500,000
(1)
The number of shares of our common stock subject to these awards was determined by dividing the target amount of PSU and RSU awards by the average closing market price of our common stock over the 10 trading days prior to the June 10, 2021 grant date.

The RSUs awarded to these NEOs vest over four years in equal quarterly installments subject to the NEO’s continued employment with us.
Performance Metrics for Fiscal 2022 PSU Awards
During fiscal 2022, consistent with PSU awards granted in fiscal 2021 and fiscal 2020, the Committee granted PSU awards based on our total stockholder return (“TSR”) relative to the Nasdaq Composite Total Return Index (the “Index”) measured over a three-year performance period. The Committee granted these awards to align our NEOs’ incentives with the long-term interests of our stockholders. The Committee, in consultation with Compensia, believed the Index was an appropriate comparison because it represents a broad group of companies with whom we compete for talent and investment dollars and is large enough to account for potential consolidation in our industry sector. Also, the PSUs reward and incentivize continued performance over a three-year period (rather than a shorter performance period, such as the annual performance period for our CIP).

At the end of the three-year performance period (ending June 10, 2024), the Committee will compare the percentage change in our share price against the percentage change in the Index TSR, in both cases using the average stock price during the 60 trading days immediately before the beginning and the end of the performance period. Our relative TSR is the amount by which our percentage change exceeds or is less than the Index TSR’s percentage change.
Payout Level	Relative TSR Performance	PSU Vesting Amount (% of Target)
Max	>= +50 Points vs. Index	200%
Target	DOCU TSR = Index	100%
Threshold	-25 Points vs. Index	50%
None	< -25 Points vs. Index	0%
If our TSR is equal to the Index TSR, then 100% of the target PSUs will be earned and vest. The number of PSUs that are earned and vest will increase or decrease by 2.0% for every percentage point by which our TSR is greater or less than the Index TSR. The maximum number of shares that may be earned and vest under the PSU is 200% of target, which is achieved if our relative TSR is 50 percentage points higher than the Index TSR. If our relative TSR is below the Index TSR by more than 25 percentage points, then no shares will be earned or vest under the PSU.
In addition, if our TSR is negative, then the maximum achievement percentage is capped at 100% of target, regardless of how well our TSR outperforms the Index TSR. Each NEO must also remain continuously employed by us during the three-year performance period in order to be eligible to earn and vest in his or her shares, except as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or Change in Control.”
Performance Metrics for Fiscal 2020 and 2021 PSU Awards
The performance metrics for our fiscal 2020 and 2021 PSU awards are also based on our relative TSR over a 3-year performance period (ending June 2022 and June 2023, respectively). Performance will not be determinable until the end of each performance period.
OTHER COMPENSATION POLICIES
Broad-Based Benefits
Our NEOs are eligible to participate in the same employee benefit programs that are generally available to other full-time employees in the U.S., including a 401(k) plan with company sponsored matching contributions; medical, dental and vision insurance; health savings accounts; life and disability insurance; flexible spending accounts; wellness and commuter benefits; Employee Stock Purchase Plan; and various time off and leave of absence programs. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.
Perquisites and Other Personal Benefits
We do not consider perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
Severance and Change in Control Arrangements
Our offer letters or retention agreements with our NEOs provide for certain post-employment payments and benefits to our NEOs in the event of a qualifying termination of employment, including in connection with a change in control of the Company. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or Change in Control” for detailed information about these arrangements, including an estimate of the potential payments and benefits payable under these arrangements.
Given the nature and competitiveness of our industry, the Committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent.

In March 2021, we approved an amendment and restatement of severance and change in control provisions for each of our NEOs, to harmonize the provisions and eliminate single trigger acceleration on new grants for our NEOs who had such benefits in their existing severance and change in control provisions, as discussed below and as disclosed on a Current Report on Form 8-K filed with the SEC on March 11, 2021.
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including our NEOs) and directors are prohibited from engaging in hedging transactions in our securities. This includes engaging in short sales, transactions in put or call options, margin accounts, pledges or other inherently speculative transactions with respect to our securities.
Rule 10b5-1 Plans
Certain of our directors and executive officers have adopted written trading plans, also known as Exchange Act Rule 10b5-1 Plans, that provide for trading in our securities according to parameters established by the director or officer upon first entering into the plan, without subsequent direction or control by the director or officer. In limited circumstances, the director or officer may suspend or terminate his or her Rule 10b5-1 Plan. Rule 10b5-1 Plans adopted by our directors and officers (and any suspension or termination of those plans) must comply with the terms of our Insider Trading Policy.
Stock Ownership Guidelines
In December 2019, our Board adopted mandatory stock ownership guidelines for our executive officers and non-employee directors. These guidelines are intended to align the interests of our executive officers and non-employee directors with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in DocuSign.
Under our guidelines, all NEOs are required to hold shares of DocuSign common stock equivalent in value to a multiple of their base salaries as set forth below. The multiples vary based on the executive officer’s leadership position in our company. The minimum dollar values for executive officers and non-employee directors under our current stock ownership guidelines are as follows.
CEO	Executive Staff*	Non-Employee Directors
5.0x base salary	1.0x base salary	3.0x Board retainer
*	Includes all NEOs other than CEO.
Our executive officers must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their date of hire (or date of promotion to a position subject to the guidelines, or to a new multiple level within the executive officer guidelines). Our non-employee directors must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their joining our Board. These guidelines do not include unexercised options and unvested restricted stock units.
As of January 31, 2022, each of our NEOs and non-employee directors had either satisfied the required level of stock ownership or had additional time to meet that level under our stock ownership guidelines.
COMPENSATION RISK ASSESSMENT
The Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Committee’s determination include the following:
•
We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our restricted stock units have time-based vesting and certain of our employees have performance-based restricted stock units with both a performance and time-based vesting component.
•
We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•
While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.

•	Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.
•
The Committee approves employee equity award guidelines as well as the overall annual focal equity budget pool. Any recommended equity award outside these guidelines requires approval by the Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.

•
A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of restricted stock units to align their interests with the interests of stockholders.

•	We maintain Stock Ownership Guidelines for our executive officers and the members of our Board to ensure that they retain specified levels of equity in DocuSign.
•
As part of our Insider Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.

SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended January 31, 2022, 2021 and 2020, compensation awarded to or paid to, or earned by, our NEOs.
Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Other Bonus ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel D. Springer President and Chief Executive Officer	2022	350,000	—	20,051,358	290,990	—	8,700	20,701,048
	2021	350,000	—	18,933,688	498,750	—	16,730(5)	19,799,168
	2020	348,654	—	8,047,073	329,980	—	7,973	8,733,680
Cynthia Gaylor Chief Financial Officer(6)	2022	483,333	—	6,788,017	200,922	—	8,700	7,480,972
	2021	184,000	—	11,098,253	163,875	—	2,143	11,448,271
	2020	—	—	—	—	—	—	—
Scott V. Olrich Chief Operating Officer	2022	433,333	—	7,404,985	180,137	—	8,690	8,027,145
	2021	387,692	—	5,096,056	285,000	—	8,147	5,776,895
	2020	330,000	—	3,113,298	164,990	—	8,452	3,616,740
Loren Alhadeff Chief Revenue Officer	2022	365,000	—	4,936,628	222,133	—	29,694(7)	5,553,455
	2021	337,692	—	4,140,695	565,469	—	4,459	5,048,315
	2020	297,115	—	3,971,439	193,865	—	4,832	4,467,251
Trâm T. Phi SVP, General Counsel and Secretary	2022	390,000	—	4,319,417	162,123	—	8,700	4,880,240
	2021	360,769	—	2,548,102	207,643	—	8,416	3,124,930
	2020	255,198	—	3,025,953	91,579	25,000	808	3,398,538
(1)
This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The PSUs granted in fiscal 2020 – fiscal 2022 are considered to have a “market condition” for accounting purposes and are therefore valued using a lattice model simulation analysis, specifically a Monte Carlo simulation, incorporating the following assumptions (i) for the fiscal 2020 PSUs, a risk-free interest rate of 1.87%, an expected dividend yield of zero, 3.0 expected life of grant (in years), and 35.2% expected volatility; (ii) for the fiscal 2021 PSUs, a risk-free interest rate of 0.22%, an expected dividend yield of zero, 3.0 expected life of grant (in years), and 40.1% expected volatility; and (iii) for the fiscal 2022 PSUs, a risk-free interest rate of 0.30%, an expected dividend yield of zero, 3.0 expected life of grant (in years), and 45.9% expected volatility. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected life of the award. Our computation of expected life was based on the remaining performance period at the time of grant. We have not declared, nor do we expect to declare dividends. Due to our short trading history at time of grant, our computation of expected volatility is based on a calculation using the historical stock information of companies deemed comparable to us, for the period matching the expected term of the award. Refer to Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

(2)
The amounts shown represent the performance bonus earned for the respective fiscal year pursuant to the Company Incentive Plan, or Chief Revenue Officer Sales Commission Plan, as applicable, applicable to each such fiscal year. See the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2022 Cash Incentive Payments” for further discussion of the performance bonuses for fiscal 2022.

(3)	The amount shown represents a signing bonus.
(4)	The amount shown includes Company contributions to the Company 401(k) plan.
(5)	The amount shown includes legal fees incurred in connection with HSR filings made by Mr. Springer in FY21, which was required due to his participation in our equity compensation programs.
(6)	Ms. Gaylor was not a DocuSign employee in fiscal 2020.
(7)
The amount shown represents (1) a one-time cash payout of accrued paid-time off (“PTO”) that resulted during a transition to unlimited PTO pursuant to the Company’s PTO policy for similarly situated executives and (2) a tax gross up related to a discretionary Company gift for appreciation of service costing approximately $700.

GRANTS OF PLAN BASED AWARDS
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs for the year ended January 31, 2022.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(4)
Daniel D. Springer	Cash	—	175,000	350,000	498,750	—	—	—	—	—
	RSUs	6/10/2021	—	—	—	—	34,912	—	34,912	8,486,409
	PSUs	6/10/2021	—	—	—	17,456	34,912	69,824	34,912	11,564,949
Cynthia Gaylor	Cash	—	120,833	241,667	344,375	—	—	—	—	—
	RSUs	6/10/2021	—	—	—	—	19,202	—	19,202	4,667,622
	PSUs	6/10/2021	—	—	—	3,201	6,401	12,802	6,401	2,120,395
Scott V. Olrich	Cash	—	108,333	216,667	308,750	—	—	—	—	—
	RSUs	6/10/2021	—	—	—	—	20,947	—	20,947	5,091,797
	PSUs	6/10/2021	—	—	—	3,492	6,983	13,966	6,983	2,313,189
Loren Alhadeff	Cash	—	181,000	362,000	608,160	—	—	—	—	—
	RSUs	6/10/2021	—	—	—	—	13,965	—	13,965	3,394,612
	PSUs	6/10/2021	—	—	—	2,328	4,655	9,310	4,655	1,542,015
Trâm T. Phi	Cash	—	97,500	195,000	277,875	—	—	—	—	—
	RSUs	6/10/2021	—	—	—	—	12,219	—	12,219	2,970,195
	PSUs	6/10/2021	—	—	—	2,037	4,073	8,146	4,073	1,349,222
(1)
This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to ASC 718. The assumptions used in the valuation of these awards are set forth in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022. Note that the amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our NEOs from the equity awards.

(2)	Represents the range of possible payouts to our NEOs under the fiscal 2022 CIP or, for Mr. Alhadeff, under the Sales Commission Plan.
(3)
Represents the range of possible PSU awards under the 2018 Equity Incentive Plan (the “2018 Plan”) described in the sections above entitled “Executive Compensation Discussion and Analysis—Performance Metrics for Fiscal 2022 PSU Awards” and “—Performance Metrics for Fiscal 2020 and 2021 PSU Awards”. The number of earned PSUs are based on our relative total stockholder return against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment.

(4)
The grant date fair value of each equity award is computed in accordance with ASC 718. For the PSUs, the amounts shown assume the target level of performance would be achieved with respect to the performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information regarding outstanding equity awards held by our NEOs as of January 31, 2022.
		Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Daniel D. Springer	1/23/2017(8)	1,799,686	—	18.02	1/23/2027	—	—	—	—
	7/18/2018(4)	—	—	—	—	20,159	2,535,397	—	—
	7/18/2018(5)	—	—	—	—	13,438	1,690,097	—	—
	6/10/2019(6)	—	—	—	—	32,292	4,061,365	—	—
	6/10/2019(7)	—	—	—	—	—	—	86,111	10,830,180
	6/10/2020(7)	—	—	—	—			53,396	6,715,615
	6/10/2020(11)	—	—	—	—	33,373	4,197,322	—	—
	6/10/2021(13)	—	—	—	—	30,548	3,842,022	—	—
	6/10/2021(7)	—	—	—	—	—	—	34,912	4,390,882
Cynthia Gaylor	10/10/2020(12)	—	—	—	—	33,212	4,177,073	—	—
	6/10/2021(13)	—	—	—	—	16,802	2,113,188	—	—
	6/10/2021(7)	—	—	—	—	—	—	6,401	805,054
Scott V. Olrich	4/17/2017(8)	487,500	—	16.21	4/17/2027	—	—	—	—
	6/10/2019(6)	—	—	—	—	18,428	2,317,690	—	—
	6/10/2019(7)	—	—	—	—	—	—	16,380	2,060,113
	6/10/2020(11)	—	—	—	—	14,685	1,846,932	—	—
	6/10/2020(7)	—	—	—	—	—	—	7,832	985,031
	6/10/2021(13)	—	—	—	—	18,329	2,305,238	—	—
	6/10/2021(7)	—	—	—	—	—	—	6,983	878,252
Loren Alhadeff	1/31/2014(8)	42,112	—	4.75	1/31/2024	—	—	—	—
	4/30/2014(8)	100	—	7.55	4/30/2024	—	—	—	—
	3/11/2015(8)	111	—	13.43	3/11/2025	—	—	—	—
	6/11/2015(8)	69,943	—	16.65	6/11/2025	—	—	—	—
	7/18/2018(5)	—	—	—	—	7,500	943,275	—	—
	3/25/2019(9)	—	—	—	—	23,600	2,968,172	—	—
	6/10/202011)	—	—	—	—	11,932	1,500,688	—	—
	6/10/2020(7)	—	—	—	—	—	—	6,364	800,400
	6/10/2021(13)	—	—	—	—	12,220	1,536,909	—	—
	6/10/2021(7)	—	—	—	—	—	—	4,655	585,459
Trâm T. Phi	7/10/2019(10)	—	—	—	—	22,098	2,779,265	—	—
	6/10/2020(11)	—	—	—	—	7,343	923,529	—	—
	6/10/2020(7)	—	—	—	—	—	—	3,916	492,515
	6/10/2021(7)	—	—	—	—	—	—	4,073	512,261
	6/10/2021(13)	—	—	—	—	10,692	1,344,733	—	—
(1)
All option and RSU awards listed in this table were granted pursuant to either our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) or the 2018 Plan and are subject to acceleration of vesting as described in the section entitled “Employment Agreements and Potential Payments — Potential Payments upon a Termination or Change in Control.” Certain PSUs listed on this table may be subject to acceleration of vesting under such arrangements, as described below.

(2)	Represents the market value of the shares underlying the number of unvested RSUs as of January 31, 2022, based on the closing price of our common stock of $125.77 on January 31, 2022.
(3)	Represents the market value of the shares underlying the number of unvested PSUs as of January 31, 2022, based on the closing price of our common stock of $125.77 on January 31, 2022.
(4)
Represents shares issuable on settlement of PSUs for which the performance condition has been met with respect to 80,625 PSUs. Each PSU represents a contingent right to receive one share of our common stock and such PSUs vest or vested in equal installments on each of February 10, 2022 and May 10, 2022 if Mr. Springer remains a service provider to the Company through each such date.

(5)	The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2018, subject to continuous service.

(6)	The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2019, subject to continuous service.
(7)
Represents shares issuable on settlement of PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on the Company's relative TSR at the end of the performance period as described in the sections above entitled “Executive Compensation Discussion and Analysis—Performance Metrics for Fiscal 2022 PSU Awards” and “— Performance Metrics for Fiscal 2020 and 2021 PSU Awards”.

(8)	The stock option is fully vested.
(9)	The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on February 10, 2019, subject to continuous service.
(10)	Twenty-five percent of the shares underlying the RSUs vest on July 10, 2020 and the balance of the shares vest in twelve equal quarterly installments thereafter, subject to continuous service.
(11)	The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2020, subject to continuous service.
(12)
Twenty-five percent of the shares subject to the RSUs will vest on September 10, 2021 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.

(13)	The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2020, subject to continuous service.

FISCAL 2022 STOCK OPTION EXERCISES AND STOCK VESTED
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of vested stock options and vesting of RSUs and the related value realized during the fiscal year ended January 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel D. Springer	190,136	40,230,458	231,486	49,659,599
Cynthia Gaylor	—	—	21,427	5,034,522
Scott V. Olrich	112,500	24,322,984	70,776	16,224,864
Loren Alhadeff	137,177	27,236,430	43,396	10,032,474
Trâm T. Phi	—	—	19,196	4,202,230
(1)
Represents the total number of shares of our common stock issuable upon settlement of vested RSUs and PSUs during the year ended January 31, 2022. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by DocuSign to satisfy the NEO’s tax withholding obligations.

(2)
The value realized on vesting of RSUs for each NEO is calculated by: (a) multiplying the number of RSUs vested by either (i) the closing price of DocuSign common stock on the settlement date or (ii) the closing price of DocuSign common stock on the day prior to the settlement date; and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended January 31, 2022. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by DocuSign to satisfy the NEO’s tax withholding obligations.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Potential Payments Upon a Termination or a Change in Control
We have adopted severance and change in control provisions in our agreements with our NEOs in order to recruit and retain talented executives, as well as to promote ongoing retention and align our NEOs’ incentives with those of our stockholders in the event of a change in control. In March 2021, we approved an amendment and restatement of these severance and change in control provisions in a new form of Executive Severance and Change in Control Agreement for each of our NEOs, to harmonize the provisions and eliminate single trigger acceleration on new grants for our NEOs who had such benefits in their existing severance and change in control provisions, as discussed below, and as disclosed on a Current Report on Form 8-K filed with the SEC on March 11, 2021. Our change in control benefits are intended to allow our NEOs to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
Key Severance and Change in Control Rights
Outside of a Change in Control Period
The following table summarizes the severance and change in control rights applicable to our NEOs in the event of their termination without ‘cause’ or resignation for ‘good reason’ (each as described below) outside of a “change in control period” (as described below) pursuant to their Executive Severance and Change in Control Agreements:
Executive	Cash Severance (salary equivalent)	Bonus Severance (% of target)	COBRA	Equity Awards(1)
Daniel Springer	12 months	100%	18 months	Equivalent to 12 additional months’ vesting
All other NEOs	6 months	50%	6 months	Equivalent to 6 additional months’ vesting
(1)	Excludes PSUs
During a Change in Control Period
The following table summarizes the severance and change in control rights applicable to our NEOs in the event of their termination without ‘cause’ or resignation for ‘good reason’ (each as described below) during a “change in control period” (as described below) pursuant to their Executive Severance and Change in Control Agreements:
Executive	Cash Severance (salary equivalent)	Bonus Severance (% of target)	COBRA	Equity Awards(1)(2)
Daniel Springer	12 months	—	12 months	100% vesting acceleration*
All other NEOs	12 months	—	12 months	100% vesting acceleration*
(1)	Excludes PSUs
(2)	For awards granted after March 2021.
Note that each NEO’s PSUs may be eligible for pro-rata or accelerated vesting upon certain terminations of employment, including those followed by a change in control pursuant to the terms of the PSU award agreement, as described in greater detail below.

Employment Contracts and Agreements
Daniel D. Springer
We entered into an amended and restated offer letter with Mr. Springer (the “Springer Offer Letter”), our President and Chief Executive Officer, on March 27, 2018, as amended in March 2020. In March 2021, we entered into an Executive Severance and Change in Control Agreement with Mr. Springer (the “Retention Agreement”) that replaced the severance and change in control benefits set forth in Springer Offer Letter. The Springer Offer Letter provides for at-will employment and has no specific term. Under both the Springer Offer Letter (prior to giving effect to the Retention Agreement) and the Retention Agreement, in the event we terminate Mr. Springer's employment without “cause” or Mr. Springer resigns for “good reason” (each as described below), Mr. Springer will be entitled to the benefits set forth in the table above under the caption ‘Outside of a Change in Control Period’ or ‘During a Change in Control Period,’ depending upon whether the applicable termination occurs during or outside of a “change in control period” (as described below). In each case, the PSUs and any other performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement (as described below).
Loren Alhadeff, Cynthia Gaylor, Scott Olrich, and Trâm Phi
We have entered into offer letters and executive severance and change in control agreements, or change in control agreements, with each of Loren Alhadeff, Cynthia Gaylor, Scott Olrich, and Trâm Phi. In March 2021, we entered into an Amended and Restated Executive Severance and Change in Control Agreement (also referred to as a Retention Agreement) with each of Mr. Alhadeff, Ms. Gaylor, Mr. Olrich and Ms. Phi that replaced each of their respective change in control agreements. The offer letters provide for at-will employment and have no specific term. Under both the change in control agreements (prior to giving effect to the Retention Agreements) and the Retention Agreements, in the event we terminate the NEO’s employment without “cause” or the NEO resigns for “good reason”, the NEO will be entitled to the benefits set forth in the table above under the caption ‘Outside of a Change in Control Period’ or ‘During a Change in Control Period,’ depending upon whether the applicable termination occurs during or outside of a “change in control period” (as described below). In each case, the PSUs and any other performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement (as described below).
The change in control agreements for each of Mr. Alhadeff, Mr. Olrich and Ms. Phi also provide that upon the closing of a change in control, the NEO is entitled to have 25% of his or her then-unvested equity awards automatically vest and become accelerated. Under the Retention Agreement, this acceleration provision has been eliminated for all equity awards granted after the date of the applicable Retention Agreement.
Definitions; Release Requirement; 280G
For purposes of our NEOs’ Retention Agreements:
•
“cause” generally means (i) such executive’s willful and continued failure to perform the duties and responsibilities of his or her position; (ii) any act of personal dishonesty taken in connection with such executive’s responsibilities, with the intention or reasonable expectation that such action may result in substantial personal enrichment; (iii) conviction of, or plea of nolo contendere to, a felony; (iv) commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to our standing, condition or reputation; (v) any material breach of the provisions of such executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of our confidential or proprietary information; (vi) a breach of any fiduciary duty owed to us that has or could reasonably be expected to have a material detrimental effect on our reputation or business; (vii) obstructing or impeding; endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; (viii) a material breach by such executive of any written Company policy of the Company’s code of conduct that has been made available to such executive prior to the applicable breach. Under the Retention Agreements, each of these actions is subject to certain notice and cure provisions, other than (iii).

•
“good reason” generally means (i) a material reduction in base salary, unless such reduction is made in connection with a similar action affecting all senior executives; (ii) a material reduction in duties or responsibilities; or (iii) relocation of the NEO’s principal place of employment to a place that increases the NEO’s one-way commute by more than 25 miles (increased to 30 miles in the Retention Agreement) as compared to the NEO’s then-current principal place of employment immediately prior to such relocation.
•
“change in control period” refers to the period beginning three months prior to and ending 12 months following the closing of a change in control, except in the case of Ms. Gaylor and Ms. Phi for whom the period is 24 months from such a change.

Our NEOs’ Retention Agreements provide that the benefits described above are subject to the NEO releasing us from all claims.
Our NEOs’ offer letters, change in control agreements and Retention Agreements each provide that in the event any payments or benefits to our NEOs constitute “golden parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the NEO receiving a higher net after-tax amount than such NEO would have received absent such reduction (a “best net pay provision”).
Fiscal 2020, Fiscal 2021 and Fiscal 2022 PSU Award Agreements
Under the award agreement for the PSU awards we granted in June 2021 for fiscal 2022 (“FY 2022 PSUs”), June 2020 for fiscal 2021 (“FY 2021 PSUs”) and June 2019 for fiscal 2020 (“FY 2020 PSUs,” and collectively with the FY 2022 PSUs and FY 2021 PSUs, the “FY 20/21/22 PSUs”), in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the PSU based on DocuSign’s relative TSR at the end of the applicable performance period (or, if a change in control occurs prior to the end of the performance period, based on our relative TSR upon a change in control), with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to DocuSign. See the sections above entitled “— Performance Metrics for Fiscal 2022 PSU Awards” and “— Performance Metrics for Fiscal 2020 and 2021 PSU Awards” for more information on the FY 20/21/22 PSUs, including the definition of relative TSR.
If a change in control occurs, then the performance period will end as of the closing of the change in control, and DocuSign’s relative TSR will be determined based upon the price of DocuSign’s common stock in the change in control and the corresponding number of earned PSUs will be determined. If the acquiring entity assumes, continues or substitutes the FY 20/21/22 PSU awards, then the NEO will vest in the number of shares earned under the applicable PSU on the last day of the original performance period, subject to the NEO’s continued service. If the acquiring entity does not assume, continue or substitute the FY 20/21/22 PSU awards, or if the NEO is terminated by the acquiring entity without “cause” or resigns for “good reason” (as such terms are defined in the applicable PSU award agreements) following the change in control, then this continued service requirement will be waived, and the earned PSUs will vest in their entirety.
Vesting Acceleration Due to Death or Terminal Condition Policy
The Committee has adopted a policy (the “Death and Terminal Condition Policy”) that applies to all outstanding awards (other than awards subject to performance-based vesting) held by current employees (including the named executive officers). The Death and Terminal Condition Policy can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in full.

Estimated Value of Payments and Benefits
The table below provides the estimated value of the benefits that our NEOs would receive in the following scenarios:
•	A change in control of DocuSign occurred on January 31, 2022 with no qualifying termination.
•	A change in control of DocuSign occurred on January 31, 2022 and the NEO had a qualifying termination immediately after the change in control.
•	The NEO had a qualifying termination on January 31, 2022 outside a change in control period.
Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options ($)	Value from Acceleration of Unvested RSUs(1) ($)	Value from Acceleration of Unvested PSUs(2)(3) ($)	Total ($)
Daniel D. Springer
change in control with no qualifying termination	—	—	n/a	—	—	—
change in control and qualifying termination	350,000	16,992	n/a	13,790,806	28,936,983	43,094,781
qualifying termination outside of change in control period	350,000	25,487	n/a	7,174,298	2,535,397	10,085,183
Cynthia Gaylor
change in control with no qualifying termination	—	—	n/a	—	n/a	—
change in control and qualifying termination	483,333	27,355	n/a	6,290,261	n/a	6,800,929
qualifying termination outside of change in control period	241,667	13,677	n/a	1,061,247	n/a	1,316,591
Scott V. Olrich
change in control with no qualifying termination	—	—	n/a	1,041,156	—	1,041,156
change in control and qualifying termination	433,333	27,355	n/a	6,469,860	4,815,657	11,746,185
qualifying termination outside of change in control period	300,000	13,677	n/a	1,471,257	—	1,701,601
Loren Alhadeff
change in control with no qualifying termination	—	—	n/a	1,353,034	—	1,353,034
change in control and qualifying termination	365,000	27,355	n/a	6,949,044	565,083	7,906,461
qualifying termination outside of change in control period	350,000	13,677	n/a	2,650,351	—	2,846,528
Trâm T. Phi
change in control with no qualifying termination	—	—	n/a	925,699	—	925,699
change in control and qualifying termination	390,000	27,355	n/a	5,047,527	347,716	5,812,578
qualifying termination outside of change in control period	255,000	13,677	n/a	1,303,229	—	1,511,906
(1)	Value based on the closing price of our common stock on January 29, 2022.
(2)
Value of FY 2020, FY 2021 and FY 2022 PSUs based on the closing price of our common stock on January 31, 2022, multiplied by the number of shares that would become earned and vested under the award assuming a change in control occurred on January 31, 2022. Upon a change in control, the number of shares that will become earned under the FY 20/21/22 PSUs is determined based on the relative TSR as of the date of the change in control (assumed to be January 31, 2022 for purposes of the table). Our relative TSR as of January 31, 2022 would result in the FY 20/21/22 PSUs being earned at 200%. Any shares so earned upon a change in control become subject to time-based vesting (and subject to acceleration upon a qualifying termination in connection with a change in control or non-assumption of awards in a change in control).Upon a qualifying termination outside of a change in control, the NEO will be eligible to receive a pro rata portion of the shares ultimately earned under the PSU following the expiration of the performance period, based on service through the date of termination. The final number of shares earned under the FY 20/21/22 PSUs depends on the future price of our common stock and is not currently ascertainable.
(3)
Value of FY 2019 PSUs based on the closing price of our common stock on January 31, 2022, multiplied by the number of shares actually earned under the award as of that date. As noted above, both the operating performance condition and the share price conditions had been met as of January 31, 2021, with only the time-based vesting condition remaining.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and amended and restated bylaws also require us to advance certain expenses incurred by our directors and officers. We also maintain customary directors’ and officers’ liability insurance.
IMPACT OF ACCOUNTING AND TAX REQUIREMENTS ON COMPENSATION
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1,000,000 paid to certain current and former executive officers. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also considers other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs. As a result, our executive compensation arrangements may not be tax deductible, or if initially intended to be tax deductible, may not actually receive this treatment. For purposes of deductibility, compensation is based on tax laws and is not necessarily the same as the amount reported for each NEO in the Summary Compensation Table below.
Accounting for Stock-Based Compensation
We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. To the extent an NEO forfeits his or her award (except for PSU awards with a market condition), we will adjust, in the period of the forfeiture, the previously recognized expense.

TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
1.	the risks, costs and benefits to the Company;
2.	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
3.	the terms of the transaction;
4.	the availability of other sources for comparable services or products; and
5.	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
CERTAIN RELATED PERSON TRANSACTIONS
Except for the compensation of directors and executive officers described earlier, since February 1, 2021, we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed.

CEO PAY RATIO DISCLOSURE
As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2022 was $20,701,048. Our median employee’s annual total compensation for fiscal 2022 was $236,617, resulting in a CEO pay ratio of 87:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Our CEO pay ratio is based on the following methodology:
•
To identify the median employee, we examined the compensation of all of our full-time and part-time, employees (other than our CEO) as of January 31, 2022, the last day of our fiscal year, consistent with SEC rules. As of January 31, 2022, our employee population consisted of 7,461 individuals working at our parent company and consolidated subsidiaries. We did not include any independent contractors or other non-employee workers in our employee population for purposes of this determination.

•
We utilized a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets and the grant date fair value of all RSUs and PSUs granted for the twelve-month period from February 1, 2021 through January 31, 2022 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.

•	We pro-rated annualized base salary and annual bonus and commission targets for employees who were employed for less than the full fiscal year.
•
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of January 31, 2022. We did not make any cost-of-living adjustments for employees outside of the United States.

•	We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of January 31, 2022. Information is included for our 2018 Plan, our 2011 Plan, and our 2018 Employee Stock Purchase Plan (“ESPP”), each of which was adopted with the approval of our stockholders. Our 2011 Plan terminated upon the effectiveness of our 2018 Plan. However, any outstanding stock awards under our 2011 Plan will continue to be governed by their existing terms. The 2018 Plan and ESPP were each in effect as of January 31, 2022.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,102,443(2)	$16.409(2)	50,192,538
Equity compensation plans not approved by stockholders	—	—	—
Total	3,102,443	$16.409	50,192,538
(1)	Includes the following plans: our 2018 Plan, our 2011 Plan and our ESPP.
(2)	Excludes 7,993,367 shares that may be issued under restricted stock unit or performance stock unit awards as of January 31, 2022.
(3)
As of January 31, 2022, a total of 42,199,272 shares of our common stock have been reserved for issuance pursuant to the 2018 Plan, which number excludes the 9,941,692 shares that were added to the 2018 Plan as a result of an automatic annual increase on February 1, 2021. The 2018 Plan provides that the number of shares reserved and available for issuance under the 2018 Plan will automatically increase each February 1, beginning on February 1, 2019, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan. As of January 31, 2022, a total of 7,993,266 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 1,988,338 shares that were added to the ESPP as a result of an automatic annual increase on February 1, 2021. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2019, by the lesser of 3,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

COMMITTEE REPORTS
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K with management. Based on its review, the Committee has recommended to the Board of Directors that the “Executive Compensation Discussion and Analysis” section be included in this Proxy Statement.
Submitted by the Compensation and Leadership Development Committee
Blake J. Irving, Chair
Peter Solvik
Cain A. Hayes
Inhi Cho Suh
AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022.
Submitted by the Audit Committee
Teresa Briggs, Chair
Enrique Salem
James Beer

PROPOSAL 1

ELECTION OF DIRECTORS
PROPOSAL SUMMARY
DocuSign’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has nine members. There are three directors in the class whose term of office expires in 2022 and are thus eligible for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
VOTE REQUIRED
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by DocuSign. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING
Teresa Briggs
Blake J. Irving
Daniel D. Springer

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL SUMMARY
The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with our financial statements for the fiscal year ended January 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and even if stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee has discretion to select a different independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as DocuSign’s principal independent registered public accounting firm.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended January 31, 2022 and 2021 by PricewaterhouseCoopers LLP.
	Fiscal Year Ended
	2022 ($)	2021 ($)
Audit Fees(1)	2,532,789	3,219,500
Audit-related Fees(2)	216,000	216,000
Tax Fees(3)	1,035,650	1,436,900
All Other Fees(4)	2,900	2,700
Total Fees	3,787,339	4,875,100
(1)
Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, registration statement filings and issuance of consents and similar matters.

(2)
Audit-related Fees are fees for assurance and related services that are reasonably associated to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports.

(3)	Tax Fees are billed for tax consulting and compliance.
(4)	All Other Fees are fees for products and services other than the services described above.
All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by PricewaterhouseCoopers LLP for the years ending January 31, 2021 and 2022 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS' COMPENSATION
PROPOSAL SUMMARY
In accordance with SEC rules, our stockholders are being asked to approve, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. A detailed description of our compensation program is available in the section entitled “Executive Compensation Discussion and Analysis.”
Our Board and Compensation and Leadership Development Committee believe that we have created a compensation program that closely links pay with performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement, including in the section entitled “Executive Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. Although this vote is non-binding, the Board and the Compensation and Leadership Development Committee value the views of our stockholders and will review the voting results carefully. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.
We currently plan to conduct annual advisory votes on NEO compensation and expect to conduct the next advisory vote at our 2023 Annual Meeting of Stockholders.
VOTE REQUIRED
The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROCEDURAL MATTERS
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are DocuSign stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or DocuSign. Direct your written request to DocuSign, Inc., Investor Relations, 221 Main Street, Suite 1550, San Francisco, California 94105 or contact Investor Relations at (415) 985-2687. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. Any stockholders who share the same address and currently receive multiple copies of DocuSign’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or DocuSign’s Investor Relations department at the address or telephone number listed above.

TRANSACTION OF OTHER BUSINESS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Daniel D. Springer
Daniel D. Springer
President & Chief Executive Officer

April 22, 2022
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at investor.docusign.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and list of exhibits, for the fiscal year ended January 31, 2022 is available without charge upon written request to: Corporate Secretary, DocuSign, Inc., 221 Main Street, Suite 1550, San Francisco, California 94105.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCU2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80263-P67654 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOCUSIGN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ***Election of Class I Directors***	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Teresa Briggs
02) Blake J. Irving
03) Daniel D. Springer

The Board of Directors recommends you vote FOR the following management proposals:

NOTE: Your proxy holder will also vote on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D80264-P67654

DOCUSIGN, INC.
Annual Meeting of Stockholders
June 3, 2022 9:00 am Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel D. Springer, Cynthia Gaylor, and Trâm Phi, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DOCUSIGN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am Pacific Time on June 3, 2022, at 221 Main Street, Suite 1550, San Francisco, California 94105 or virtually at www.virtualshareholdermeeting.com/DOCU2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side